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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER




                                     BETWEEN




                              ASSOCIATED BANC-CORP


                                       AND


                           FIRST FEDERAL CAPITAL CORP
                                 APRIL 27, 2004



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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.     The Merger...............................................
SECTION 1.02.     Effective Time...........................................
SECTION 1.03.     Effect of the Merger.....................................
SECTION 1.04.     Articles of Incorporation and Bylaws.....................
SECTION 1.05.     Directors and Officers...................................
SECTION 1.06.     Conversion of Securities.................................
SECTION 1.07.     Exchange of Certificates.................................
SECTION 1.08.     Stock Transfer Books.....................................
SECTION 1.09.     Anti-Dilution Adjustment.................................
SECTION 1.10.     Treatment of Company Stock Options.......................

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.01.     Organization and Qualification of the Company, Bank,
                    and the Company Subsidiaries...........................
SECTION 2.02.     Articles of Incorporation and Bylaws.....................
SECTION 2.03.     Capitalization...........................................
SECTION 2.04.     Authority................................................
SECTION 2.05.     No Conflict; Required Filings and Consents...............
SECTION 2.06.     Compliance; Permits......................................
SECTION 2.07.     Banking Reports, SEC Reports, and Financial Statements...
SECTION 2.08.     Absence of Certain Changes or Events.....................
SECTION 2.09.     Absence of Litigation....................................
SECTION 2.10.     Employee Benefit Plans...................................
SECTION 2.11.     Employment Contracts; Material Contracts.................
SECTION 2.12.     Registration Statement; Proxy Statement..................
SECTION 2.13.     Title to Property........................................
SECTION 2.14.     Compliance with Environmental Laws.......................
SECTION 2.15.     Absence of Agreements....................................
SECTION 2.16.     Taxes....................................................
SECTION 2.17.     Insurance................................................
SECTION 2.18.     Absence of Adverse Agreements............................
SECTION 2.19.     Internal Control Over Financial Reporting................
SECTION 2.20.     Loans....................................................
SECTION 2.21.     Related Party Transactions ..............................
SECTION 2.22.     Labor Matters............................................
SECTION 2.23.     NASDAQ; Compliance with SOX..............................
SECTION 2.24.     Brokers..................................................
SECTION 2.25.     Tax Matters..............................................

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SECTION 2.26.     Full Disclosure..........................................
SECTION 2.27      Vote Required............................................
SECTION 2.28.     Board Approval...........................................

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

SECTION 3.01.     Organization and Qualification...........................
SECTION 3.02.     Articles of Incorporation and Bylaws.....................
SECTION 3.03.     Capitalization of Associated.............................
SECTION 3.04.     Authority................................................
SECTION 3.05.     No Conflict; Required Filings and Consents...............
SECTION 3.06.     Compliance; Permits......................................
SECTION 3.07.     SEC Reports, and Financial
                    Statements.............................................
SECTION 3.08.     Absence of Certain Changes or Events.....................
SECTION 3.09.     Absence of Litigation....................................
SECTION 3.10.     Registration Statement; Proxy Statement..................
SECTION 3.11.     Absence of Agreements....................................
SECTION 3.12.     Taxes....................................................
SECTION 3.13.     Compliance with SOX......................................
SECTION 3.14.     Brokers..................................................
SECTION 3.15.     Tax Matters..............................................
SECTION 3.16.     Full Disclosure..........................................
SECTION 3.17.     Absence of Adverse Agreements............................
SECTION 3.18.     Employee Benefit Plans...................................
SECTION 3.19.     Compliance With Environmental Laws.......................


                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

SECTION 4.01.     Affirmative Covenants....................................
SECTION 4.02.     Negative Covenants.......................................
SECTION 4.03.     Access and Information...................................
SECTION 4.04.     Affiliates and Tax Treatment.............................
SECTION 4.05.     Expenses.................................................
SECTION 4.06.     Delivery of Shareholder List.............................
SECTION 4.07.     Employee Benefits........................................


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                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

SECTION 5.01.     Covenants................................................
SECTION 5.02.     Access and Information...................................
SECTION 5.03.     Tax Treatment............................................
SECTION 5.04.     Charitable Contributions ................................
SECTION 5.05.     SEC Filings..............................................
SECTION 5.06.     Stock Exchange Listing...................................
SECTION 5.07.     Nomination of Director...................................

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.     Registration Statement...................................
SECTION 6.02.     Meeting of Shareholders..................................
SECTION 6.03.     Appropriate Action; Consents; Filings....................
SECTION 6.04.     Notification of Certain Matters..........................
SECTION 6.05.     Public Announcements.....................................
SECTION 6.06.     Environmental Matters....................................
SECTION 6.07.     Employee Benefits........................................
SECTION 6.08.     Associated Advisory Boards...............................
SECTION 6.09.     Certain Benefits of Company Directors....................
SECTION 6.10.     Severance Benefits for Company Employees.................
SECTION 6.11.     Directors' and Officers' Indemnification and Insurance...
SECTION 6.12.     2004 Accrued Bonuses.....................................
SECTION 6.13.     Stay Bonuses.............................................

                                   ARTICLE VII

                              CONDITIONS OF MERGER

SECTION 7.01.     Conditions to Obligation of Each Party to Effect the
                    Merger.................................................
SECTION 7.02.     Additional Conditions to Obligations of Associated.......
SECTION 7.03.     Additional Conditions to Obligations of the Company......

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.     Termination..............................................
SECTION 8.02.     Effect of Termination....................................
SECTION 8.03.     Amendment................................................
SECTION 8.04.     Waiver...................................................


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                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.     Non-Survival of Representations, Warranties, and
                    Agreements.............................................
SECTION 9.02.     Disclosure Schedules.....................................
SECTION 9.03.     Notices..................................................
SECTION 9.04.     Certain Definitions......................................
SECTION 9.05.     Mitigation and Reimbursement ............................
SECTION 9.06.     Headings.................................................
SECTION 9.07.     Severability.............................................
SECTION 9.08.     Entire Agreement.........................................
SECTION 9.09.     Assignment...............................................
SECTION 9.10.     Parties in Interest......................................
SECTION 9.11.     Governing Law............................................
SECTION 9.12.     Counterparts.............................................
SECTION 9.13.     Enforcement of Agreement.................................


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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2004 (the "Agreement"), between ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated") and FIRST FEDERAL CAPITAL CORP, a Wisconsin corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is a unitary thrift holding company, the wholly owned subsidiary of which is First Federal Capital Bank (the "Bank"), and its wholly owned subsidiaries, First Cap Holdings, Inc., First Reinsurance, Inc., First Enterprises, Inc., FF Mortgage Reinsurance, Inc., and Turtle Creek Corporation (such subsidiaries collectively with the Bank and any other direct or indirect subsidiary of the Company are referred to in this Agreement as the "Company Subsidiaries"); and

         WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law") will merge with and into Associated (the "Merger"); and

         WHEREAS, the respective Boards of Directors of the Company and Associated have determined that the Merger will enhance the ability of the Company and Associated to better serve their existing depositors and customers and increase their financial strength; and

         WHEREAS, the respective Boards of Directors of the Company and Associated believe that the Merger will benefit the shareholders and the employees of the Company and Associated; and

         WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of cash and newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of Company Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

         WHEREAS, Associated and the Company intend to effect a merger that qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:


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                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, Wisconsin Law (a) after the satisfaction or, if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible within the thirty (30) day period commencing with the latest of the following dates:

                  (i) The date of expiration of any applicable waiting period after approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA");

                  (ii) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules, or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

                  (iii) The date of the shareholders meeting of the Company to vote upon and approve the Merger pursuant to Section 6.02; or

                  (iv) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a non-appealable conclusion sufficiently favorable, in the judgment of Associated and the Company, to permit consummation of the transaction contemplated hereby.

         The date and time of the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, or on such later date or later time as specified in the Articles of Merger, is hereinafter referred to as the "Effective Time." In no event shall the Effective Time occur prior to August 1, 2004. Notwithstanding anything herein to the contrary, with respect to the calendar quarter in which the Effective Time is to occur, Associated and the Company will cooperate not to set the Effective Time on a date that is after the record date for Associated's regular quarterly dividend for such quarter, if any, and before the record date for the Company's regular quarterly dividend for such quarter, if any, in order to prevent the Company's shareholders from not being entitled to receive either dividend for such quarter.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise


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provided herein, all the property, rights, privileges, powers, and franchises of
Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Associated and the Company shall become the debts, liabilities, and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         SECTION 1.05. Directors and Officers. The directors of Associated immediately prior to the Effective Time, together with one (1) independent director (as defined by The NASDAQ Stock Market ("NASDAQ")) of the Company (selected by the nominating committee of the Board of Directors of Associated) who will be designated a Class B Director with a term expiring at the annual meeting of Associated's shareholders in 2006 and Jack C. Rusch who will be designated a Class C Director with a term expiring at the annual meeting of Associated's shareholders in 2007, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, the Company, or the holders of any of the following securities:

                  (a) each share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b)) shall, at the election of the holder of each Share, (i) be converted, in accordance with Section 1.07, into the right to receive 0.635 (such ratio, as it may be adjusted pursuant to the terms of this Agreement, the "Exchange Ratio") shares of common stock, par value $0.01 per share, of Associated ("Associated Common Stock") or (ii) be converted into the right to receive Cash Consideration (as defined below); provided, however, that ten percent (10%) of the Company Common Stock to be converted pursuant to the Merger shall consist of the aggregate of (i) the Company Common Stock that will be converted to Cash Consideration, and (ii) the Company Common Stock that will be converted into the right to receive cash in lieu of Fractional Shares (as defined in Section 1.07(f)) if any pursuant to Section 1.07(f). Cash Consideration shall be the amount of cash equal to the product obtained by multiplying the Exchange Ratio by the Associated Common Stock closing price on the date of the Effective Time. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate (as defined in Section 1.07(c)) shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Shares are convertible and/or Cash Consideration. Certificates shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor and/or for Cash Consideration and cash in lieu of


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Fractional Shares (if any) upon the surrender of such Certificates in accordance with the provisions of Section 1.07, without interest. No Fractional Shares (if any) shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07(f) hereof. Under no circumstances shall the total
Shares converted to Cash Consideration and Shares converted to the right to receive cash in lieu of Fractional Shares (if any) represent more or less than ten percent (10%) of the Company Common Stock to be converted pursuant to the Merger.

                  (b) each share of Company Common Stock held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly owned Associated Subsidiaries (as defined in Section 3.01) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) (i) Each Election Form (as defined in Section 1.07(b)) shall permit the holder of Shares (or the beneficial owner through appropriate and customary documentation and instructions), other than Shares to be cancelled in accordance with Section 1.06(b), to (A) elect to receive Associated Common Stock with respect to all or a portion of such holder's Shares (a "Stock Election") and/or (B) elect to receive cash with respect to all or a portion of such holder's Company Common Stock (a "Cash Election"). Shares as to which a Stock Election is made are referred to herein as "Stock Election Shares," and Shares as to which a Cash Election is made are referred to herein as "Cash Election Shares." Any Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 P.M., Central Time, on the business day that is two business days prior to the Effective Time (the "Election Deadline") shall be deemed to be Stock Election Shares. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Associated, the Company and the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                      (ii) If the number of Cash Election Shares is, when considered together with the number of shares of Company Common Stock to be converted into cash to be paid in lieu of Fractional Shares, equal to more or less than ten percent (10%) of the total Shares, Associated and the Company will reduce or increase the number of Cash Election Shares by the number necessary to cause the Cash Election Shares to equal ten percent (10%) of the total Shares. If there is an excess of Cash Election Shares, the number of Cash Election Shares which may not be so converted into Cash Consideration shall be converted into Stock Election Shares and exchanged for Associated Common Stock in accordance with Section 1.06(a), with the reduction in Cash Election Shares to be made pro rata among the shareholders of the Company making Cash Elections based upon the number of Shares for which each such shareholder has made a Cash Election. If there is a deficiency of Cash Election Shares, the number of Stock Election Shares which may not be so converted into shares of Associated Common Stock, shall



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be converted into Cash Election Shares and exchanged for Cash Consideration in accordance with Section 1.06(a), with the reduction in Stock Election Shares to be made pro rata among the shareholders of the Company making Stock Elections based on the number of shares for which each such shareholder has made a Stock Election.

         SECTION 1.07.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with an exchange agent designated by Associated and acceptable to the Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, Cash Consideration, certificates representing the shares of Associated Common Stock and cash to be paid in lieu of Fractional Shares (if any) (such Cash Consideration, certificates for shares of Associated Common Stock and cash in lieu of Fractional Shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") payable or issuable pursuant to Sections 1.06 or 1.07(f) (if any) in exchange for Shares.

                  (b) Election Forms.At least fourteen (14) days prior to the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record of Shares (or his or her attorney in fact) forms mutually agreeable to Associated and the Company for the exercise of elections as described in Section 1.06(c) ("Election Forms").

                  (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than three (3) business days after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), whose Shares were converted into the right to receive Cash Consideration and/or shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of Fractional Shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or a lost certificate affidavit in a form reasonably acceptable to the Exchange Agent) and shall be in such form and have such other provisions as Associated may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock and/or Cash Consideration and cash in lieu of Fractional Shares (if any). The foregoing letter of transmittal and instructions shall be subject to prior approval of the Company. At the Effective Time and upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor Cash Consideration and/or a certificate representing that number of whole shares of Associated Common Stock which such holder has the right and cash in lieu of Fractional Shares (if any), and the Certificate so surrendered shall forthwith be canceled and Cash Consideration and/or certificate representing shares of Associated Common Stock and the cash in lieu of Fractional Shares (if any) shall be sent as promptly as practicable to such holder. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, Cash Consideration and/or a certificate representing the proper number of shares of Associated Common Stock and the cash in lieu of Fractional Shares (if any) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange


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Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Exchange Agent shall make reasonable efforts to make available additional letters of transmittal and instructions to all such persons who become holders (or beneficial owners) of Company Common Stock. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock and/or Cash Consideration and cash in lieu of Fractional Shares (if any) until Associated has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and/or Cash Consideration and cash in lieu of Fractional Shares (if any) as contemplated by Section 1.07(f).

                  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no Cash Consideration or cash payment in lieu of Fractional Shares (if any) shall be paid to any such holder pursuant to Section 1.07(f), until the holder of such Certificate shall surrender such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to Associated Common Stock and payable to the holder of record thereof on or after the Effective Time that are payable to the holder of a Certificate not theretofore surrendered and exchanged for Associated Common Stock pursuant to this Section 1.07(d) shall be paid or delivered by Associated to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed on the date of termination of the Exchange Fund pursuant to Section 1.07(g) shall be repaid or redelivered by the Exchange Agent to Associated. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a Fractional Share (if any) to which such holder is entitled pursuant to Section 1.07(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

                  (e) No Further Rights in the Shares. All Cash Consideration and shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                  (f) No Fractional Shares. No certificates or scrip representing fractional shares of Associated Common Stock ("Fractional Shares") shall be issued upon the surrender for exchange of Certificates, and such Fractional Share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a Fractional Share interest shall be paid an amount in cash equal to the product obtained by multiplying such Fractional


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Share interest to which such holder (after taking into account all Fractional
Share interests then held by such holder) would otherwise be entitled by the Associated Common Stock closing price on the date of the Effective Time.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Cash Consideration, Associated Common Stock, any cash in lieu of Fractional Shares (if any), and any dividends or distributions with respect to Associated Common Stock.

                  (h) No Liability. Neither Associated nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat, or similar law.

                  (i) Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares or any holder of Company Stock Options pursuant to Section
1.10 such amounts as Associated is required by law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by Associated.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into Cash Consideration and/or shares of Associated Common Stock in accordance with this Article I.

         SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the Exchange Ratio set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the


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payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any stock options, warrants, restricted stock sale, or performance stock issued under option plans of Associated existing as of the date of this Agreement.

         SECTION 1.10. Treatment of Company Stock Options. All rights under any option to purchase shares of Company Common Stock that remains outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (the "Company Stock Options") shall become null and void and cease to represent a right to acquire shares of Company Common Stock as of the Effective Time and shall at the option of the holder be either (i) converted into options (the "New Options") to purchase that number of shares of Associated equal to (a) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio (rounding Fractional Shares down to the nearest whole share), or (ii) converted to the right to receive cash in an amount (less any applicable withholding tax) equal to the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the amount by which the Exchange Ratio times the Associated Common Stock closing price on the date of the Effective Time exceeds the exercise price for such Company Stock Option; provided, however that Company Stock Options issued after April 1, 2004 shall be converted to a right to receive cash pursuant to (ii) of the first clause of this sentence with no option to convert to New Options pursuant to (i) of the first clause of this sentence. The exercise price per share of Associated Common Stock under each converted New Option shall be equal to the exercise price per share of Company Common Stock which was purchasable under the Company Stock Option that such New Option replaces divided by the Exchange Ratio (rounded down to the nearest whole cent). Each option which is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. The duration and vesting of each such New Option shall be the same as the original Company Stock Option it replaces, except to the extent vesting may be accelerated under the terms of the applicable Company stock option plan by reason of the transactions contemplated by this Agreement. At or before the Effective Time, the Company shall cause to be effected any amendments to any plans, grant agreements, or other documents relating to any of the Company Stock Options which may be necessary in order to give effect to the provisions of this
Section 1.10 and, if necessary, will use reasonable efforts to obtain the consent of any holder of Company Stock Options necessary to effect any such amendments.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Associated that:

         SECTION 2.01. Organization and Qualification of the Company, Bank, and the Company Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is a duly organized and validly existing federally chartered savings bank headquartered in La Crosse, Wisconsin, and a wholly owned subsidiary of the Company. First Cap Holdings, Inc. ("FCHI") is a duly organized and validly existing Nevada corporation and wholly owned subsidiary of the Bank. First Reinsurance, Inc. ("FRI") is a duly organized and validly existing Arizona corporation and a wholly owned subsidiary of the Bank. First Enterprises, Inc. ("FEI") is a duly organized and validly existing Wisconsin corporation and wholly owned subsidiary of the Bank. FF Mortgage Reinsurance, Inc. ("FFMRI") is a duly organized and validly existing Vermont corporation and wholly owned subsidiary of FEI. Turtle Creek Corporation ("TCC") is a duly organized and validly existing Wisconsin corporation and wholly owned subsidiary of the Bank. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Bank, FCHI, FRI, FEI, FFMRI, and TCC are the only direct or indirect subsidiaries of the Company. The Company and the Company Subsidiaries each have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders ("Company Approvals") necessary to own, lease, and operate their respective properties and to carry on their respective business as they are now being conducted, except where the failure to be so organized, existing, or in good standing or to have such power, authority, and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and the Company Subsidiaries when taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets, or liabilities (including contingent liabilities) of a party and its subsidiaries, taken as a whole, or which would prevent or materially delay consummation of the Merger or otherwise prevent such party performing its obligations under this Agreement and shall be deemed to include, without limitation, (a) with respect to the Company or any Company Subsidiary any changes or effects that result in, or are reasonably likely to result in (within the period beginning with the Effective Time and ending twelve (12) months therefrom), a cost, expense, or liability (including contingent liability), individually or in the aggregate, in an amount of $7.5 million or greater on the Company and the Company Subsidiaries, when taken as a whole, or an effect, individually or in the aggregate, of $4.0 million or more on the Company's consolidated earnings on an after-tax basis and (b) with respect to Associated or any Associated Subsidiary any changes or effects that result in, or are reasonably likely to result in (within the period beginning with the Effective Time and ending twelve (12) months therefrom), a cost, expense, or liability (including contingent liability, individually or in the aggregate, in an amount of $60 million or greater on Associated and the Associated Subsidiaries, when taken as a whole, or an effect, individually or in the aggregate, of $35 million or more on Associated's consolidated earnings on an after-tax basis; provided, however, that no assessment or proposed assessment by the Wisconsin Department of Revenue relating to the income or reallocation to a party of income from a Nevada entity shall be considered a Material Adverse Effect or included in the computation of any Material Adverse Effect unless, with respect to the Company or any Company Subsidiary, the Company breaches its obligations pursuant to Section 4.01(o) or 4.02(o); and provided further, however, that no changes or events relating to the mortgage servicing revenue allowance of a party shall be considered a Material Adverse Effect or included in the computation of any Material Adverse Effect as long as such allowance has been and will continue to be determined in accordance with GAAP (as defined in Section 2.07(b) below). The Company has not received any notice of proceedings relating to the revocation or adverse modification, or proceeding with respect to any Company Approvals. The Company and each of the Company Subsidiaries are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on the Company. The Company is registered with the Office of Thrift Supervision ("OTS") as a savings and loan holding company under the Home Owner's Loan Act (the "HOLA"). Except as set forth in the Disclosure Schedule of the Company attached hereto (the "Company Disclosure Schedule") at Section 2.01, the Company does not hold any interest, either directly or indirectly, in any other entity except the Company Subsidiaries. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Bank holds no interest, either directly or indirectly, in any other entity except for FCHI, FRI, FEI, FFMRI, and TCC.

         SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated complete and correct copies of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and each of the Company Subsidiaries and such Articles of Incorporation and Bylaws of the Company and each of the Company Subsidiaries are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 2.03. Capitalization.

                  (a) Capitalization of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 22,487,868 shares of Company Common Stock are issued and outstanding (net of treasury), all of which are duly authorized, validly issued, fully paid, and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of Wisconsin Law"), (ii) 3,552 shares of Company Common Stock are held in the Company's treasury, and (iii) no shares of Company Preferred Stock are issued and outstanding. Except as set forth at Section 2.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Except as set forth at Section 2.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (b) Capitalization of the Bank. The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, par value $0.10 per share ("Bank Common Stock"). As of the date of this Agreement, (i) 1,000,000 shares of Bank Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Company owns all of the issued and outstanding Bank Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued Bank Common Stock or obligating the Bank to issue or sell any shares of Bank Common Stock, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the

Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the Bank's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (c) Capitalization of FCHI. The authorized capital stock of FCHI consists of 25,000 shares of common stock, no par value per share ("FCHI Common Stock"). As of the date of this Agreement, (i) 1,000 shares of FCHI Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Bank owns all issued and outstanding FCHI Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, other than as set forth at Section 2.03 of the Company Disclosure Schedule, relating to the issued or unissued FCHI Common Stock or obligating FCHI to issue or sell any shares of FCHI Common Stock, or other equity interests in FCHI. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem, or otherwise acquire any shares of FCHI Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (d) Capitalization of FRI. The authorized capital stock of FRI consists of 10,000,000 shares of common stock, par value $1.00 per share ("FRI Common Stock"). As of the date of this Agreement, (i) 100,000 shares of FRI Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Bank owns all issued and outstanding FRI Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, other than as set forth at Section 2.03 of the Company Disclosure Schedule, relating to the issued or unissued FRI Common Stock or obligating FRI to issue or sell any shares of FRI Common Stock, or other equity interests in FRI. There are no obligations, contingent or otherwise, of the Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of FRI Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (e) Capitalization of FEI. The authorized capital stock of FEI consists of 15,000 shares of common stock, par value $100.00 per share ("FEI Common Stock"). As of the date of this Agreement, (i) 15,000 shares of FEI Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law, and (ii) the Bank owns all issued and outstanding FEI Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, other than as set forth at Section 2.03 of the Company Disclosure Schedule, relating to the issued or unissued FEI Common Stock or obligating FEI to issue or sell any shares of FEI Common Stock, or other equity interests in FEI. There are no obligations, contingent or otherwise, of the Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of FEI Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (f) Capitalization of FFMRI. The authorized capital stock of FFMRI consists of 100,000 shares of common stock, no par value per share ("FFMRI Common Stock"). As of the date of this Agreement, (i) 100 shares of FFMRI Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) FEI owns all issued and outstanding FFMRI's Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, other than as set forth at Section 2.03 of the Company Disclosure Schedule, relating to the issued or unissued FFMRI Common Stock or obligating FFMRI to issue or sell any shares of FFMRI Common Stock, or other equity interests in FFMRI. There are no obligations, contingent or otherwise, of the Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of FFMRI Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (g) Capitalization of TCC. The authorized capital stock of TCC consists of 9,000 shares of common stock, par value $1.00 per share ("TCC Common Stock"). As of the date of this Agreement, (i) 500 shares of TCC Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law, and (ii) the Bank owns all issued and outstanding TCC Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character, other than as set forth at Section 2.03 of the Company Disclosure Schedule, relating to the issued or unissued TCC Common Stock or obligating TCC to issue or sell any shares of TCC Common Stock, or other equity interests in TCC. There are no obligations, contingent or otherwise, of the Company or the Company Subsidiaries to repurchase, redeem, or otherwise acquire any shares of TCC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

         SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the approval of this Agreement by the Company's shareholders in accordance with Wisconsin Law and the Company's Articles of Incorporation and Bylaws. The Company's Board of Directors has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement and unanimously recommended that the Company's shareholders approve this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Associated, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms.

         SECTION 2.05.  No Conflict; Required Filings and Consents.

                  (a) Except as set forth at Section 2.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any of the Company Subsidiaries, (ii) conflict with or violate any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, "Laws") applicable to the Company or any of the Company Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on, any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of the Company Subsidiaries are a party or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not have a Material Adverse Effect on the Company.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require, with respect to the Company, any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other person except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the BHCA, the HOLA, the banking laws and regulations of the State of Wisconsin (the "BL"), any applicable antitrust authorities, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and federal banking laws, or (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications would not have a Material Adverse Effect on the Company.

         SECTION 2.06. Compliance; Permits. Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation (except for any such conflicts, defaults, or violations which would not have a Material Adverse Effect on the Company) of (a) any Law applicable to the Company or any of the Company Subsidiaries or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound or affected.

         SECTION 2.07. Banking Reports, SEC Reports, and Financial Statements.

                  (a) The Company and the Company Subsidiaries have timely filed all forms, reports, and documents required to be filed with the Federal Reserve Board, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, and any other applicable federal or state banking authorities (all such reports and statements are collectively referred to as the "Company Bank Reports"). The Company Bank Reports, including all Company Bank Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law, and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless corrected by a subsequent filing made (y) prior to the date of this Agreement for reports and documents filed before the date of this Agreement and (z) by the earlier of (A) 15 days of the filing date of the report or document being corrected or (B) 15 days prior to the Effective Time, for reports and documents filed after the date of this Agreement.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company and the Company Subsidiaries contained in the Company Bank Reports, including any Company Bank Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. With respect to the Company and the Company Subsidiaries, for purposes of this Section 2.07, any amount or effect in excess of $1 million shall be deemed material.

                  (c) The Company has on a timely basis filed all forms, reports, and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 2001. The Company Disclosure Schedule at Section 2.07(c) lists and (except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement) the Company has delivered to Associated true and complete copies in the form filed with the SEC of (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company ending on or after December 31, 1999; (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above; (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (i) above; (iv) all certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act or (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 ("SOX")) with respect to any report referred to in clause (i) or (ii) above; (v) all other forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Associated pursuant to this Section 2.07(c)) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, and other documents referred to in clauses (i), (ii), (iii), (iv), and (v) above are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Company SEC Reports"); and (vi) all comment letters received by the Company from the staff of the SEC since January 1, 2001, and all responses to such comment letters by or on behalf of the Company. All matters and statements made in the certifications and statements referred to in clause (iv) above are accurate. The Company SEC Reports (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is or has been required to file any form, report, registration statement, or other document with the SEC or any state authority. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company Disclosure Schedule at Section 2.07(c) lists, and the Company has delivered to Associated, true and complete copies of all written descriptions of and all policies, manuals, and other documents promulgating such disclosure controls and procedures. Except as disclosed in Filed Company SEC Reports, each director and executive officer of the Company has filed with the SEC on a timely basis complete and accurate versions of all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2001. As used in this Section 2.07(c), the term "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, including, but not limited to, as may be required pursuant to Item 9 or 12 of Form 8-K.

                  (d) The consolidated financial statements of the Company and the Company Subsidiaries included or incorporated by reference in any Company SEC Reports (including the related notes) complied as to form, as of the respective dates of filing of such Company SEC Reports with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and the Company Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Reports to be filed subsequent to the date hereof are not expected to be, material in amount or effect). The Company Disclosure Schedule at Section 2.07(d) lists, and the Company has delivered to Associated copies of the documentation creating or governing, all "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K) in effect with respect to the Company or any of the Company Subsidiaries during any period covered by any of the Company SEC Reports that was required to be disclosed in any Company SEC Report. Deloitte & Touche LLP, which has expressed its opinion with respect to the consolidated financial statements of the Company and the Company Subsidiaries included in Company SEC Reports (including the related notes) filed after June 30, 2003, (x) is a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (y) to the Company's knowledge, after reasonable inquiry, is and has been throughout the periods covered by such financial statements "independent" with respect to the Company within the meaning of Regulation S-X, and (z) to the Company's knowledge, after reasonable inquiry, is, and has been throughout the periods covered by such financial statements, with respect to the Company, in compliance with subsections (g) through (l) of
Section 10A of the Exchange Act. Ernst & Young LLP, which expressed its opinion with respect to the consolidated financial statements of the Company and the Company Subsidiaries included in Company SEC Reports (including the related notes) filed prior to June 30, 2003, (y) to the Company's knowledge, after reasonable inquiry, was throughout the periods covered by such financial statements "independent" with respect to the Company within the meaning of Regulation S-X, and (z) to the Company's knowledge, after reasonable inquiry, was throughout the periods covered by such financial statements, with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act. The Company Disclosure Schedule at Section 2.07(d) lists all non-audit services performed by Deloitte & Touche LLP or Ernst & Young LLP for the Company or any of the Company Subsidiaries since January 1, 2003.

                  (e) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2003, including all notes thereto (the "Company Balance Sheet"), neither the Company nor the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 2003, that would not have a Material Adverse Effect on the Company, or (ii) as otherwise reflected in the Filed Company SEC Reports.

         SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Reports, since December 31, 2003 to the date of this Agreement, the Company and each of the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2003, there has not been (a) any change in the financial condition, results of operations, or business of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company; (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company;
(c) any change by the Company or any of the Company Subsidiaries in their respective accounting methods, principles, or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board or GAAP; (d) any revaluation by the Company or any of the Company Subsidiaries of any of their respective material assets in any material respect; (e) except in the ordinary course of business, any entry by the Company or any of the Company Subsidiaries into any commitment or transaction material to the Company; (f) except as set forth in the Company Disclosure Schedule at Section 2.08(f), any declaration, setting aside, or payment of any dividends or distributions in respect of shares of the Company Common Stock or any redemption, purchase, or other acquisition of any of its securities or any of the securities of any of the Company Subsidiaries; or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or any of the Company Subsidiaries.

         SECTION 2.09. Absence of Litigation. Except as disclosed in the Filed Company SEC Reports or as set forth at Section 2.09 of the Company Disclosure Schedule with respect to any resolution or developments: (a) neither the Company nor any of the Company Subsidiaries is or has been since January 1, 2001, subject to any continuing order of, or written agreement or memorandum of understanding with, or investigation by, any federal or state banking authority, the SEC, or other governmental entity or the Board of Directors of the Company or any committee thereof, or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority or the SEC; (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or any of the Company Subsidiaries, or any officers, directors, or employees thereof in their capacity as such, pending or, to the knowledge of the Company, threatened, except for matters which individually seek damages not in excess of $100,000 which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company; and
(c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or any of the Company Subsidiaries as a result of the examination by any federal or state banking authority, the SEC, or other governmental entity.

         SECTION 2.10. Employee Benefit Plans.

                  (a) The following definitions will apply for purposes of this Agreement:

                           (i) ADA. Americans with Disabilities Act.

                           (ii) ADEA. Age Discrimination in Employment Act.

                           (iii) COBRA. Part 6 of Subtitle B of Title I of ERISA
and section 4980B of the Code.

                           (iv) Code. The Internal Revenue Code of 1986, as
amended, and the regulations, rulings, and forms issued thereunder.

                           (v) DOL. The United States Department of Labor.

                           (vi) EGTRRA. The Economic Growth and Tax Relief
Reconciliation Act of 2001.

                           (vii) Employee Benefit Plan. Any Pension Plan,
Welfare Plan, or Fringe Benefit Plan, whether written or oral and whether qualified or non-qualified, and any trust, escrow, or other agreement covering any present or former directors, officers, employees, or their respective dependents.

                           (viii) ERISA. The Employee Retirement Income Security
Act of 1974, as amended, and the rules, regulations, and forms issued thereunder.

                           (ix) ERISA Affiliate. Any entity (whether or not
incorporated) which is or was, together with the Company (for purposes of
Section 2.10) or Associated (for purposes of Section 3.18), treated as a single employer under section 414(b), (c), (m), or (o) of the Code.

                           (x) Fringe Benefit Plans. Any fringe benefit plan
under Code sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan. The term "Fringe Benefit Plan" shall also include any terminated fringe benefit plan previously maintained, sponsored, or contributed to by the Company (for purposes of Section 2.10) or Associated (for purposes of Section 3.18) or any ERISA Affiliate which, as of the signing of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

                           (xi) GUST. Collectively, the Uruguay Round Agreements
Act ("GATT"), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2001.

                           (xii) HIPAA. The Health Insurance Portability and
Accountability Act of 1996.

                           (xiii) IRS. The United States Internal Revenue
Service.

                           (xiv) Liability. Any direct or indirect obligation,
indebtedness, commitment, expense, claim, deficiency, guaranty, endorsement, or other liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed, and whether or not the same is required to be accrued on financial statements.

                           (xv) Pension Plan. Each "employee pension benefit
plan" as defined in section 3(2) of ERISA. The term "Pension Plan" includes an "employee pension benefit plan" which is subject to an exemption under ERISA. The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored, or contributed to by the Company (for purposes of Section 2.10) or Associated (for purposes of Section 3.18) or an ERISA Affiliate which, as of the signing of this Agreement, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

                           (xvi) Welfare Plan. Each "employee welfare plan" as
defined in ERISA section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code section 125 and health reimbursement arrangements. The term "Welfare Plan" includes an "employee welfare plan" which is subject to an exemption under ERISA. The term "Welfare Plan" shall include any terminated "employee welfare plan" previously maintained, sponsored, or contributed to by the Company (for purposes of Section 2.10) or Associated (for purposes of Section 3.18) or any ERISA Affiliate which, as of the signing of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

                  (b) The Company Disclosure Schedule at Section 2.10 lists all Employee Benefit Plans maintained, sponsored, or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability.

                  (c) The Company has made available to Associated true and complete copies of (i) each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing; (ii) the most recent opinion letter received from the IRS with respect to any Employee Benefit Plan; (iii) the summary plan description, all summaries of material modifications, employee booklets, and all other material communications to employees with respect to any

Employee Benefit Plan; (iv) any service agreement, including third-party administration agreements or other contracts related to each Employee Benefit Plan; (v) the three most recent annual reports on Form 5500 required to be filed for each Employee Benefit Plan including required attachments; (vi) the three most recent actuarial reports, if applicable; (vii) all related trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts or other funding arrangements which relate to any Employee Benefit Plan, and the most recent periodic accounting of related plan assets;
(viii) a description of the investments in which the assets of each Pension Plan and funded Welfare Plan are invested, including any agreements with investment managers, agreements with investment advisors, group annuity contracts, and a listing of all mutual funds or other investment vehicles; and (ix) in the case of stock options, phantom stock, restricted stock, stock appreciation rights, or other equity rights issued under any Employee Benefit Plan, a list of holders, dates of grant, number of shares, exercise price per share, and dates exercisable.

                  (d) Each Pension Plan that is intended to be a qualified plan under Code section 401(a) has received and maintains a current favorable determination letter issued by the IRS. There are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Pension Plan. Each such qualified Pension Plan was timely amended for all applicable legislation, including GUST and EGTRRA, and there are no additional amendments necessary to maintain each such qualified Pension Plan as a qualified plan under Code section 401(a). Each Pension Plan has been operated in accordance with the applicable Pension Plan document and the requirements of ERISA, the Code, and applicable regulations in all respects. There are no pending or prior applications that have been filed on behalf of a Pension Plan with the IRS under the Employee Plans Compliance Resolution System ("EPCRS") that have not been fully resolved and corrected as required by the IRS, and the Company has provided Associated copies of any closing agreement or other documentation describing the resolution of such prior EPCRS applications. Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, none of the Pension Plans that are intended to be qualified retirement plans under Code section 401(a) hold Company Common Stock or the stock of any ERISA Affiliates as an investment.

                  (e) The Company and ERISA Affiliates have maintained and operated each Employee Benefit Plan in compliance with the applicable plan documents and all applicable Laws relating to the Employee Benefit Plans (including, without limitation, the Code, ERISA, HIPAA, USERRA, ADEA, FMLA, and ADA and the applicable regulations and rulings under each of these laws), except for any failure to comply which would not result in liability to the Company or any Company Subsidiary in excess of $250,000, individually or in the aggregate. The Company and ERISA Affiliates have incurred no Liability to any governmental agency in connection with any Employee Benefit Plan.

                  (f) The Company or ERISA Affiliates, as applicable, have made all contributions required to be made pursuant to the terms of any Employee Benefit Plan or any collective bargaining agreement to which it is a party or as otherwise required by applicable Law. Amounts accrued to date as Liabilities in connection with any Employee Benefit Plan of the Company or any ERISA Affiliate which have not been paid have been properly recorded on the books of the Company in accordance with GAAP and, if applicable, Code section 412. With respect to each Employee Benefit Plan, all insurance premiums have been paid in full and on a timely basis for all periods ending on or prior to the signing of this Agreement. No contribution made to an Employee Benefit Plan was subject to an excise tax under Code section 4972 that has not been satisfied in full. All contributions and payments by the Company and any ERISA Affiliate in respect of any Employee Benefit Plan have been or are fully deductible under the Code.

                  (g) Except as set forth in Section 2.10(g) of the Company Disclosure Schedule, the Company and ERISA Affiliates do not (at this time or any prior time) sponsor, maintain, or contribute to any defined benefit plan or any multi-employer plan within the meaning of ERISA section 3(37).

                  (h) With respect to any insurance policy providing funding or benefits under any Employee Benefit Plan, (i) there is no actual or potential Liability of the Company or ERISA Affiliates in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at the signing of this Agreement; and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent. If an Employee Benefit Plan is self-funded and the Company or an ERISA Affiliate is party to a stop-loss insurance policy with respect to such Employee Benefit Plan, the Company or ERISA Affiliate has complied with all terms of the stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the signing of this Agreement. The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

                  (i) All reports, notices, and descriptions of the Employee Benefit Plans (including, without limitation, Form 5500 annual reports, summary annual reports, summary plan descriptions, summaries of material modifications, and employee notices) required to be filed or distributed by the Company or any ERISA Affiliate have been timely filed with the IRS or the DOL, as applicable, and, as appropriate, have been timely provided to the participants and beneficiaries in the Employee Benefit Plans. Any Pension Plan which is a retirement plan exempt from Parts 2, 3, and 4 of Subtitle B of ERISA as an unfunded retirement plan established for a select group of management or highly compensated employees has timely filed the one-time notice with the DOL required pursuant to DOL Regulation section 2520.104-23. There are no pending or prior applications that have been filed on behalf of an Employee Benefit Plan with the DOL under the Delinquent Filer Voluntary Compliance program ("DFVC") that have not been fully resolved and corrected as required by the DOL, and the Company has provided Associated copies of any closing agreement or other documentation describing the resolution of such prior DFVC applications.

                  (j) With respect to each Employee Benefit Plan (i) no non-exempt prohibited transaction, as defined in ERISA section 406 or Code section 4975, has occurred, (ii) neither the Company, any ERISA Affiliate, nor any of their current or former directors, officers, employees, or any other "fiduciary," within the meaning of ERISA section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the operation, administration, or investment of the assets of any Employee Benefit Plan. There is no pending, threatened, or anticipated action, audit, suit, grievance, arbitration, or other manner of litigation or claim relating to any Employee Benefit Plan (other than routine claims for benefits). Neither the Company, ERISA Affiliates, nor any of their directors, officers, employees, or any fiduciary of any Employee Benefit Plan has any knowledge of any facts that could give rise to arbitration, litigation, or claims with respect to any Employee Benefit Plan. Each "fiduciary" and every "plan official" (as defined in section 412 of ERISA) of each Employee Benefit Plan is bonded or otherwise insured to the extent required by section 412 of ERISA. The Company and ERISA Affiliates are not subject to an excise tax under Code section 4977, 4978, 4979, 4979A, 4980, 4980D, or 4980F that has not been satisfied in full. There have been no investigations or audits of any Employee Benefit Plan by any governmental authority that have been concluded that resulted in any Liability to the Company or ERISA Affiliates that has not been fully discharged, and the Company has provided Associated copies of any closing letter, closing agreement, or other documentation describing the resolution of such prior audits or investigations.

                  (k) Following the adoption, restatement, or amendment of all Employee Benefit Plans as provided to Associated, the Company, ERISA Affiliates, and any of their officers or directors have taken no action directly or indirectly which obligates the Company or ERISA Affiliates to institute or modify or change any Employee Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Company's and ERISA Affiliate's Employee Benefit Plans, or the manner in which contributions to any of the Employee Benefit Plans are made or the basis on which such contributions are determined.

                  (l) No Employee Benefit Plan is funded through a "welfare benefit fund" as defined in Code section 419(e), and neither the Company nor any ERISA Affiliate has established or maintained any arrangement that could be deemed to qualify as a funded welfare plan. The Company and ERISA Affiliates have not incurred any liability under Code section 4976 that has not been satisfied in full.

                  (m) Except as set forth in Section 2.10(m) of the Company Disclosure Schedule, no Employee Benefit Plan provides medical, life, or other welfare benefits (whether or not insured), with respect to persons who are not current employees of the Company or ERISA Affiliates (other than coverage mandated by COBRA). With respect to any Employee Benefit Plan required to be disclosed in Section 2.10(m) of the Company Disclosure Schedule, the Company has disclosed to Associated all documents relating to the Employee Benefit Plan that have been provided to participants. Further, with respect to any Employee Benefit Plan required to be disclosed in Section 2.10(m) of the Company Disclosure Schedule, documents relating to the Employee Benefit Plan that have been provided to participants have, from the inception of the Employee Benefit Plan to the present, informed participants that the Company reserves the right to terminate or amend the Employee Benefit Plan at any time. Each Employee Welfare Plan that is a "group health plan" within the meaning of Code section 5000 has been operated in compliance with the applicable plan document, COBRA, ERISA, the administrative simplification provisions of HIPAA, as applicable, the secondary payor requirements of section 1862(b) of the Social Security Act, and applicable state law requirements, except for any failure to comply which would not result in liability to the Company or any Company Subsidiary in excess of $250,000, individually or in the aggregate. No Employee Welfare Plan or Fringe Benefit Plan provides benefits for persons who are not eligible for coverage under the terms of such plans. No claim for medical benefits has been incurred (but not reported) under any Employee Welfare Plan (subject to the Company's knowledge with respect to claims incurred after January 27, 2004) with respect to any current or former employee (or the spouse or dependent of such employee) that is in excess of $25,000. The Company's financial statements, as of the signing of this Agreement, will contain adequate accruals for incurred or continuing but unpaid claims under Employee Benefit Plans not funded by insurance.

                  (n) Except as disclosed in the Company Disclosure Schedule at
Section 2.10(n), the consummation of the transactions contemplated by this Agreement will not (i) entitle any present or former director, officer, or employee of the Company or ERISA Affiliates to severance pay, unemployment compensation, excess parachute payments (within the meaning of section 280G of the Code), or any other payment; (ii) accelerate the time of payment or vesting of benefits under any of the Employee Benefit Plans; or (iii) increase the amount of compensation or benefits due under any of the Employee Benefit Plans with respect to any such present or former director, officer, or employee of the Company or any of the Company Subsidiaries.

         SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11 or filed as an exhibit in the Filed Company SEC Reports, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (a) any employment or consulting contract which provides for a base or guaranteed annual level of compensation in excess of $100,000 (without regard to any commissions),
(b) any contract or commitment for capital expenditures in excess of Two-Hundred Fifty Thousand Dollars ($250,000) for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services that require the Company to make payments in excess of Two-Hundred Fifty Thousand Dollars ($250,000) in any twelve-month period.

         SECTION 2.12. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company's shareholders meeting pursuant to Section 6.02 (the "Meeting") shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. The Company has received from Sandler O'Neill & Partners, L.P. an opinion (the "Fairness Opinion") to the effect that the consideration the Company's shareholders will receive pursuant to the Merger is fair to the Company's shareholders from a financial point of view, and such Fairness Opinion, if updated by Sandler O'Neill & Partners, L.P. as of the date of mailing of the Proxy Statement/Prospectus, may be included therein.

         SECTION 2.13. Title to Property. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned, leased, or used by the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have good and defensible title to all of their properties and assets, real and personal, tangible and intangible, free and clear of all mortgage liens, and free and clear of all other liens, charges, and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits, liens as set forth in the Company Disclosure Schedule at Section 2.13, and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, individually or when taken as a whole. All leases pursuant to which the Company or any of the Company Subsidiaries lease from others real or personal property including, without limitation, leases for branch offices, are in good standing, valid, effective, binding, and enforceable in accordance with their respective terms, and there is not or there has not occurred, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of the Company Subsidiaries have not taken adequate steps to prevent such a default from occurring). The Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures, or appurtenances owned or leased by the Company or any of the Company Subsidiaries for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use), or violates any restrictive covenant or any provision of Law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14. Compliance with Environmental Laws.

                  (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated, or occupied by the Company or any of the Company Subsidiaries. The term "Company's Property" shall also include any real property or improvements acquired by foreclosure, property which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default and for which the Company or any Company Subsidiary has obtained an environmental evaluation or report, and properties held or operated in a fiduciary or managerial capacity.

                  (b) The term "Environmental Claims" shall mean any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any applicable Environmental Law or Environmental Permit.

                  (c) The term "Environmental Laws" shall mean all federal, state, and local Laws including statutes, regulations, and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants, or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                  (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses, and other authorizations required under any applicable Environmental Law.

                  (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes, and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos, and raw materials, which include hazardous constituents); and any other similar substances or materials which are regulated under applicable Environmental Laws.

                  (f) To the Company's Knowledge, the Environmental Permits (if any) are in full force and effect and constitute all permits, licenses, approvals, and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and each of the Company Subsidiaries' respective businesses and the use of the Company's Property (as presently conducted and used) in compliance with applicable Environmental Laws.

                  (g) The Company and each of the Company Subsidiaries have filed all reports, returns, and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a Material Adverse Effect on the Company. Except as set forth at Section 2.14(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has made any environmental filings after December 31, 2003.

                  (h) To the Company's knowledge, the business of the Company and each of the Company Subsidiaries and the Company's Property have been and are being operated in accordance with all applicable Environmental Laws and Environmental Permits. Neither the Company nor any of the Company Subsidiaries has received any written notice nor does the Company or any of the Company Subsidiaries have knowledge that any of the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation, or cancellation of any Environmental Permit is pending or, to the knowledge of the Company, threatened.

                  (i) There are no actions pending, or to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which in any case assert or allege (i) the Company or any of the Company Subsidiaries violated any Environmental Law or Environmental Permit or is in default with respect to any Environmental Permit or any order, writ, judgment, variance, award, or decree of any government authority issued under any Environmental Law;
(ii) the Company or any of the Company Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge, or other release of any Hazardous Substance on the Company's Property or elsewhere; or
(iii) the Company or any of the Company Subsidiaries are required to contribute to the cost of any past, present, or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge, or other release of any Hazardous Substance by the Company, the Company Subsidiaries, or others. None of the Company, any of the Company Subsidiaries, or any of the

Company's Property is subject to any judgment, stipulation, order, decree, or agreement arising under Environmental Laws.

                  (j) To the Company's knowledge, with respect to the Company's Property, (i) no Hazardous Substances have been treated, recycled, or disposed of by the Company or any of the Company Subsidiaries (intentionally or unintentionally) on, under, or at the Company's Property; (ii) there has been no release or threatened release by the Company or any of the Company Subsidiaries of any Hazardous Substance on or from the Company's Property; and (iii) there have been no activities on the Company's Property which would subject Associated, Associated Subsidiaries, or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. Absence of Agreements. Neither the Company nor any of the Company Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any of the Company Subsidiaries may carry on their business) or in any manner relates to their capital adequacy, credit policies, or management, except as set forth at Section
2.15 of the Company Disclosure Schedule, nor has the Company or any of the Company Subsidiaries been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission.

         SECTION 2.16. Taxes. The Company and each of the Company Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by any of them, and the Company and each of the Company Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local, or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes; (b) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and
(c) interest, penalties, and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined, and unitary tax returns. For purposes of this Section 2.16, references to the Company and the Company Subsidiaries include former subsidiaries of the Company for the periods during which any such entities were owned, directly or indirectly, by the Company. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings, or otherwise, or, to the knowledge of the Company, threatening to assert against the Company or any of the Company Subsidiaries, any deficiency or claim for additional Taxes. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company or any of the Company Subsidiaries. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company after the Effective Time. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable by the Company and the Company Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with GAAP. No agreements relating to allocating or sharing of Taxes exist between the Company and/or any of the Company Subsidiaries.

         SECTION 2.17. Insurance. Complete and correct copies of all policies of fire, product, or other liability, workers' compensation, directors and officers, financial institutions bond, errors and omissions, and all other similar forms of insurance owned or held by the Company or any of the Company Subsidiaries have been delivered to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding, and enforceable policies, and will not be terminated prior to the Effective Time. To the knowledge of the Company, the insurance policies to which the Company or any of the Company Subsidiaries are parties are sufficient for compliance with all material requirements of Law and all material agreements to which the Company or any of the Company Subsidiaries are parties and will be maintained by the Company and the Company Subsidiaries until the Effective Time. Neither the Company nor any of the Company Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years. All of such claims have been timely filed by the Company and the Company Subsidiaries and are listed on Section 2.17 of the Company Disclosure Schedule.

         SECTION 2.18. Absence of Adverse Agreements. Except as set forth at
Section 2.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement (written or otherwise) or instrument or any judgment, order, or decree or any rule or regulation of any court or other governmental agency or authority which has or could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth at

Section 2.18 of the Company Disclosure Schedule, the Company is not subject to any obligations pursuant to any agreement relating to the Company's acquisition of Liberty Bancshares, Inc.

         SECTION 2.19. Internal Control Over Financial Reporting. The Company and each of the Company Subsidiaries maintain books of account which accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting which provide assurance that (a) receipts and expenditures are made and access to the Company's or any of the Company Subsidiaries' assets is permitted only in accordance with management's authorization; (b) the books and records of the Company and each of the Company Subsidiaries accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company or any of the Company Subsidiaries; (c) the reporting of the assets of the Company or any of the Company Subsidiaries is compared with existing assets at regular intervals; (d) transactions are recorded as necessary to permit preparation of consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the assets of the Company or any of the Company Subsidiaries; (e) unauthorized acquisition, use, or disposition of the assets of the Company or any of the Company Subsidiaries is prevented; and (f) accounts, notes, and other transactions are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company Disclosure Schedule at Section 2.19 identifies all significant deficiencies or material weaknesses in the internal control over financial reporting of the Company or any of the Company Subsidiaries. The Company has delivered to Associated true and complete copies of all documents reflecting internal control over financial reporting of the Company or any of the Company Subsidiaries. There is no amendment to any lending agreement, collateral document, or security that is not fully reflected in the books and records of the Company and the Company Subsidiaries.

         SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, the Bank is not a party to any written or oral loan agreement, note, or borrowing arrangement which has been, or which should be in accordance with the applicable policies of the Bank or the applicable requirements of banking regulations, classified as "substandard," "doubtful," "loss," "other loans especially mentioned," or any comparable classifications by the Company or the Bank or banking regulators. Neither the Company nor any of the Company Subsidiaries is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, in violation of Section 13(k) of the Exchange Act. The Company Disclosure Schedule at Section 2.20 identifies any loan or extension of credit maintained by the Company or any of the Company Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. Neither the Company nor the Company Subsidiaries is a party to any written or oral loan agreement, note, or borrowing arrangement in violation of any law, regulation, or rule of any governmental authority, which violation could have a Material Adverse Effect on the Company. The reserve for loan losses of the Company as of December 31, 2003, is adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2003. The Company Disclosure Schedule at Section 2.20 shall further identify all related interests and transactions related thereto for all directors and executive officers.

         SECTION 2.21.  Related Party Transactions.

                  (a) Except as disclosed in the Company Disclosure Schedule at
Section 2.21(a), no officer, director, affiliate, or employee of the Company or any of the Company Subsidiaries (each, a "Company Related Party") (i) has or has had since January 1, 2001, any direct or indirect interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or any of the Company Subsidiaries;
(ii) has or has had since January 1, 2001, any direct or indirect interest in any transaction with the Company or any of the Company Subsidiaries (other than the ownership of up to (but not more than) one percent of any class of securities of any company if such securities are listed on any national securities exchange or have been registered under section 12(g) of the Exchange
Act); or (iii) is a party to any contract with, or has any claim or right against, the Company or any of the Company Subsidiaries. The Company Disclosure Schedule at Section 2.21(a) contains a true and complete description of any such transaction or relationship, including, but not limited to, where applicable,
(i) the name of the Company Related Party, (ii) the name of any other person with a direct or indirect interest in the transaction, (iii) the nature of the Company Related Party's interest in the transaction, (iv) the amount of the transaction; (v) the amount of the Company Related Party's interest in the transaction; and (vi) any interest in the Company or any of the Company Subsidiaries by any other person with a direct or indirect interest in the transaction.

                  (b) To the knowledge of the Company, except as disclosed in the Company Disclosure Schedule at Section 2.21(b) or the Filed Company SEC Reports or under the Company's employee stock purchase plan or employee stock ownership plan, no officer, director, or affiliate of the Company or any of the Company Subsidiaries has, within six months prior to the date of this Agreement, directly or indirectly purchased or sold, or had any direct or indirect interest in any entity which purchased or sold, any shares of Company Common Stock, any other equity securities of the Company or any of the Company Subsidiaries or any option, warrant, convertible security, stock appreciation right, or other right with respect to any shares of Company Common Stock or other equity securities of the Company or any of the Company Subsidiaries.

                  (c) To the knowledge of the Company, no transaction required to be disclosed pursuant to Section 2.21(a) or (b) violated any applicable Law.

         SECTION 2.22. Labor Matters. Except as will not cause a Material Adverse Effect to the Company, (a) the Company and each of the Company Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign, or work stoppage actually pending or threatened against or affecting the Company or any of the Company Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or any of the Company Subsidiaries; and
(e) neither the Company nor any of the Company Subsidiaries is experiencing any material work stoppage.

         SECTION 2.23. NASDAQ; Compliance with SOX. The Company Common Stock is listed on NASDAQ. The Company is, or will timely be, in compliance with all current and proposed listing and corporate governance requirements of NASDAQ. The Company is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to the Company after the date hereof.

         SECTION 2.24. Brokers. Except as set forth in the Company Disclosure Schedule at Section 2.24, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

         SECTION 2.25. Tax Matters. To the Company's knowledge, after reasonable inquiry, neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 2.26. Full Disclosure. To the Company's knowledge, no statement contained in this Agreement, including the Company Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.27. Vote Required. The affirmative vote of at least a majority of the votes that holders of the outstanding shares of the Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

         SECTION 2.28. Board Approval. The Company's minutes reflect that the Board of Directors unanimously approved the transaction contemplated herein.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

Associated hereby represents and warrants to the Company that:

         SECTION 3.01. Organization and Qualification. Associated is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Disclosure Schedule of Associated attached hereto (the "Associated Disclosure Schedule") at Section 3.01 or the Associated SEC Reports (as defined in Section 3.07(a)) lists each subsidiary, direct and indirect, of Associated (the "Associated Subsidiaries"). Except as set forth in the Associated

Disclosure Schedule at Section 3.01 or as disclosed in the Associated SEC Reports, each Associated Subsidiary is wholly owned, directly or indirectly, by Associated, duly organized, validly existing, and, if applicable, in good standing under the laws or in the state in which such Associate Subsidiary is incorporated, organized or formed. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated and the Associated Subsidiaries each have the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (the "Associated Approvals") necessary to own, lease, and operate their respective properties and to carry on their business as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority, and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated and each of the Associated Subsidiaries are duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of properties owned, leased, or operated by it or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on Associated.

         SECTION 3.02. Articles of Incorporation and Bylaws. Associated has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 3.03. Capitalization of Associated. The authorized capital stock of Associated consists of 100,000,000 shares of Associated Common Stock (subject to the proposed amendment to Associated's Articles of Incorporation described at Section 3.03 of the Associated Disclosure Schedule) and 750,000 shares of preferred stock par value $1.00 per share ("Associated Preferred Stock"). As of the date of this Agreement, (i) 73,465,128 shares of Associated Common Stock are issued and outstanding (net of treasury), all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided in
Section 180.0622(2)(b) of Wisconsin Law, (ii) 168,366 shares of Associated Common Stock are held in Associated's treasury, and (iii) no shares of Associated Preferred Stock are issued and outstanding. Section 3.03 of the Associated Disclosure Schedule sets forth, as of the date of this Agreement, the total number of shares of capital stock of Associated subject to issuance pursuant to outstanding options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of Associated or obligating Associated to issue or sell any shares of capital stock of, or other equity interests in, Associated. There are no obligations, contingent or otherwise, of Associated or any Associated Subsidiary to repurchase, redeem, or otherwise acquire any shares of the capital stock of Associated or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity. The shares of Associated Common Stock to be issued pursuant to the Merger when so issued will be duly authorized, validly issued, fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law. Associated has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Associated

Common Stock or shares of Associated Common Stock held in treasury sufficient for the share exchange contemplated by Section 1.06.

         SECTION 3.04. Authority. Associated has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. Associated's Board of Directors has approved and adopted this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution, and delivery by the Company, constitutes the legal, valid, and binding obligation of Associated enforceable against Associated in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated,
(ii) conflict with or violate any Laws applicable to Associated or Associated Subsidiaries or by which their respective properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or any Associated Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or Associated Subsidiary is a party or by which Associated or Associated Subsidiary or any of their properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated.

                  (b) The execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require, with respect to Associated, any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other person except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the HOLA, the BL, any applicable antitrust authorities, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and national banking laws, or (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

         SECTION 3.06. Compliance; Permits. Neither Associated nor any of the Associated Subsidiaries is in conflict with, or in default or violation (except for any such conflicts, defaults, or violations which would not have a Material Adverse Effect on Associated) of (a) any Law applicable to Associated or any Associated Subsidiaries or by which its or their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or any Associated Subsidiary is a party or by which Associated or any Associated Subsidiary or any of its or their properties are bound or affected.

         SECTION 3.07. SEC Reports, and Financial Statements.

                  (a) Except as set forth at Section 3.07 of the Associated Disclosure Schedule, Associated has on a timely basis filed all forms, reports, and documents required to be filed by it with the SEC since January 1, 2001. The Associated Disclosure Schedule at Section 3.07(a) lists and (except to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement) Associated has delivered to the Company true and complete copies in the form filed with the SEC of (i) Associated's Annual Reports on Form 10-K for each fiscal year of Associated ending after January 1, 2001; (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Associated referred to in clause (i) above; (iii) all proxy statements relating to Associated's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (i) above; (iv) all certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act or
(B) 18 U.S.C. Section 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) above; (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.07(a)) filed by Associated with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i),
(ii), (iii), (iv), and (v) above are, collectively, the "Associated SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Associated SEC Reports"); and (vi) all comment letters received by Associated from the staff of the SEC since January 1, 2001, and all responses to such comment letters by or on behalf of Associated. All matters and statements made in the certifications and statements referred to in clause (iv) above are accurate. The Associated SEC Reports (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth at Section 3.07(a) of the Associated Disclosure Schedule, no Associated Subsidiary is or has been required to file any form, report, registration statement, or other document with the SEC or any state authority. Associated maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. As used in this Section 3.07(a), the term "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, including, but not limited to, as may be required pursuant to Item 9 or 12 of Form 8-K.

                  (b) The consolidated financial statements of Associated and Associated Subsidiaries included or incorporated by reference in any Associated SEC Reports (including the related notes) complied as to form, as of the respective dates of filing of such Associated SEC

Reports with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Associated and Associated Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Associated SEC Reports to be filed subsequent to the date hereof are not expected to be, material in amount or effect). The Associated Disclosure Schedule at Section 3.07(b) lists, and Associated has delivered to the Company copies of the documentation creating or governing, all "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K) in effect with respect to Associated or any Associated Subsidiary during the period covered by any of the Associated SEC Reports that was required to be disclosed in any Associated SEC Report. KPMG LLP, which has expressed its opinion with respect to the consolidated financial statements of Associated and Associated Subsidiaries included in the Associated SEC Reports (including the related notes) (x) is a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (y) to Associated's knowledge, after reasonable inquiry, is and has been throughout the periods covered by such financial statements "independent" with respect to Associated within the meaning of Regulation S-X, and (z) with respect to Associated, to Associated's knowledge, after reasonable inquiry, is in compliance with subsections (g) through (l) of Section 10A of the Exchange Act.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and Associated Subsidiaries as of December 31, 2003, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor any Associated Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 2003, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated, or (ii) as otherwise reflected in the Filed Associated SEC Reports.

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Filed Associated SEC Reports, since December 31, 2003 to the date of this Agreement, Associated and each Associated Subsidiary have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2003, there has not been (a) any change in the financial condition, results of operations, or business of Associated or any Associated Subsidiary having a Material Adverse Effect on Associated; (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of Associated or any Associated Subsidiaries that would have a Material Adverse Effect on Associated; (c) any change by Associated or any Associated Subsidiaries in their respective accounting methods, principles, or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board or GAAP;
(d) any revaluation by Associated of any of its material assets in any material respect; or (e) to the date of this

Agreement, any entry by Associated or any Associated Subsidiary into any commitment or transaction material to Associated.

         SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 or in the Filed Associated SEC Reports, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any Associated Subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which individually seek damages not in excess of $10 million and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any Associated Subsidiary as a result of an examination by any bank regulatory authority.

         SECTION 3.10. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents filed with the SEC or other regulatory authorities by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable Law.

         SECTION 3.11. Absence of Agreements. Neither Associated nor any Associated Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its or their business (including any contract containing covenants which limit the ability of Associated or any Associated Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or any Associated Subsidiaries may carry on their business), or in any manner relates to its or their capital adequacy, credit policies, or management, except for those the existence of which has been disclosed to the Company pursuant to Sections 3.07 and 3.08, nor has Associated been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission.

         SECTION 3.12. Taxes. Associated and Associated Subsidiaries have timely filed all Tax Returns required to be filed by any of them, and Associated and Associated Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such

Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and Associated Subsidiaries include former subsidiaries of Associated for the periods during which any such entities were owned, directly or indirectly, by Associated. Other than as listed in Section
3.12 of the Associated Disclosure Schedule, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the knowledge of Associated, threatening to assert against Associated or any Associated Subsidiaries any deficiency or claim for additional Taxes. Other than as listed in Section 3.12 of the Associated Disclosure Schedule, neither Associated nor any Associated Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Associated or any Associated Subsidiaries. Other than as listed in Section 3.12 of the Associated Disclosure Schedule, neither Associated nor any Associated Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable by Associated and Associated Subsidiaries through the date thereof (including Taxes being contested) in accordance with GAAP. No agreements relating to allocating or sharing of Taxes exist among Associated and Associated Subsidiaries.

         SECTION 3.13. Compliance with SOX. Associated is, or will timely be, in compliance with all current and proposed listing and corporate governance requirements of NASDAQ. Associated is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Associated's independent auditors and outside counsel, respectively, to ensure Associated's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to Associated after the date hereof.

         SECTION 3.14. Brokers. Except as set forth in the Associated Disclosure Schedule at Section 3.14, no broker, finder, or investment banker is entitled to any brokerage fee, finder's fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

         SECTION 3.15. Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 3.16. Full Disclosure. To Associated's knowledge, no statement contained in this Agreement, including the Associated Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

         SECTION 3.17. Absence of Adverse Agreements. Except as otherwise disclosed in this Agreement, neither Associated nor any Associated Subsidiary is a party to any agreement (written or otherwise) or instrument or any judgment, order, or decree or any rule or regulation of any court or other governmental agency or authority which has or could reasonably be expected to have a Material Adverse Effect on Associated.

         SECTION 3.18. Employee Benefit Plans.

                  (a) The Associated Disclosure Schedule at Section 3.18 lists all Employee Benefit Plans maintained, sponsored, or contributed to by Associated or any ERISA Affiliate or under which Associated or any ERISA Affiliate has any Liability.

                  (b) Associated has made available to the Company true and complete copies of each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing.

                  (c) Associated and ERISA Affiliates have maintained and operated each Employee Benefit Plan in material compliance with the applicable plan documents and all applicable Laws relating to the Employee Benefit Plans (including, without limitation, the Code, ERISA, HIPAA, USERRA, ADEA, FMLA, and ADA and the applicable regulations and rulings under each of these laws).

         SECTION 3.19. Compliance with Environmental Laws.

                  (a) The term "Associated's Property" shall mean any real property and improvements currently owned, leased, used, operated, or occupied by Associated or any of Associated's Subsidiaries. The term "Associated's Property" shall also include any real property or improvements acquired by foreclosure and properties held or operated in a fiduciary or managerial capacity.

                  (b) Associated's and each of Associated Subsidiaries' respective businesses and the use of Associated's Property (as presently conducted and used) are in compliance with applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect on Associated. Associated and each of Associated's Subsidiaries have filed all reports, returns, and other filings required to be filed with respect to Associated's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a Material Adverse Effect on Associated.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

         SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated that prior to the Effective Time, unless the prior written consent of Associated shall have been obtained and except as specifically set forth in this Agreement, it will and it will cause each of the Company Subsidiaries to:

                  (a) operate its business only in the usual, regular, and ordinary course consistent with past practices;

                  (b) use best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees, and maintain its relationships with customers;

                  (c) use best efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

                  (d) use best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

                  (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                  (f) with respect to the Company on a consolidated basis, maintain as of March 31, 2004, and thereafter, an aggregate loan loss reserve of not less than 0.54% of period ending loans (excluding overdrafts less than 30 days old) in accordance with GAAP, together with any additions to such reserve required for new problem loans in accordance with GAAP consistently applied;

                  (g) purchase and sell securities in accordance with the guidelines set forth on Exhibit 4.01(g);

                  (h) comply with the capital requirements set forth in
Exhibit 4.01(h);

                  (i) with respect to the Company on a consolidated basis, maintain as of March 31, 2004, and thereafter, a tax reserve of not less than an amount determined in accordance with GAAP consistently applied;

                  (j) engage in lending activities, extensions of credit, and other financing or leasing arrangements in accordance with the guidelines set forth in Exhibit 4.01(j);

                  (k) take all reasonable steps to assure that any transactions in the stock of the Company or the Subsidiaries by "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act, shall be conducted in accordance with all applicable laws, rules, and regulations;

                  (l) comply in a timely manner with all applicable requirements of the Securities Act, the Exchange Act, SOX, state securities laws, and the rules and regulations thereunder, and all applicable listing and corporate governance requirements of the NASDAQ and maintain the listing of the Company Common Stock on NASDAQ;

                  (m) notify Associated prior to the commencement of any investigation regarding, or upon receipt by the Company of any allegation of, any possible violation by the

Company, any of the Company Subsidiaries, or any director, officer, employee, or affiliate of the Company or any of the Company Subsidiaries of (i) applicable law, (ii) the listing standards of NASDAQ, or (iii) any code of conduct or ethics applicable to any directors, officers, or employees of the Company or any of the Company Subsidiaries and, after consultation with Associated, take all reasonable actions in the conduct of any such investigation or the response to any such allegations; and

                  (n) notify Associated of the receipt of any complaints (actual or constructive) or allegations of actual or potential violations by the Company, any of the Subsidiaries, or any director, officer, employee, or affiliate of the Company or any of the Subsidiaries of (i) applicable Law, (ii) the listing standards of NASDAQ, or (iii) any code of conduct or ethics applicable to any directors; officers, or employees of the Company or any of the Subsidiaries and, after consultation with Associated, take all reasonable actions in the conduct of any such investigation or the response to any such allegations; and

                  (o) obtain the consent of Associated prior to furnishing any information to, substantively communicating with or entering into any discussions or negotiations with, the Wisconsin Department of Revenue relating to the income or reallocation to the Company or any Company Subsidiary of income of a Nevada entity.

         SECTION 4.02. Negative Covenants. Except as specifically set forth in this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit any of the Company Subsidiaries to do, without the prior written consent of Associated, any of the following:

                  (a) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend, or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan except as required by law or (iv) enter into or amend any employment, severance, or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and each of the Company Subsidiaries in effect on the date of this Agreement; anything to the contrary notwithstanding, the Company shall be required to obtain the consent of Associated prior to effecting any of the changes identified in (i) through (iv) only to the extent that the activities result individually in an increase in cost or expense (current or future) in an amount greater than $15,000 or in the aggregate in an increase in cost or expense (current or future) in an amount greater than $250,000;

                  (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except that the Company may declare and pay a regular quarterly cash dividend per share not exceeding $0.15 per share;

                  (c) (i) redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion, or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank, or other business, other than in the ordinary course of its business, consistent with past practice and not in excess of $250,000 individually or in the aggregate, or except as set forth at Section 4.02(c) of the Company Disclosure Schedule; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business, consistent with past practice; or (v) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

                  (d) issue, deliver, award, grant, or sell or authorize or propose the issuance, delivery, award, grant, or sale of any shares of any class of its capital stock (including shares held in treasury) (except for the issuance of shares in connection with the exercise of any option outstanding on the date of this Agreement in accordance with its terms) or any rights, warrants, or options to acquire any such shares;

                  (e) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of the Company Subsidiaries to take any such action, and the Company shall promptly notify Associated orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, or other representatives to furnish information to any party that requests information as to the Company or any of the Company Subsidiaries if (i) the Board of Directors of the Company, after consultation with and based upon the written advice of independent counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by Wisconsin Law; (ii) prior to furnishing such information to such person, the Company provides Associated with at least seven days' notice to the effect that it is furnishing information to such person; and (iii) prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of the Company
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock;
(v) any solicitation of proxies in
opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA, the HOLA or the Change in Bank Control Act with respect to the Company or any of the Company Subsidiaries;
(vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan, or intention to do any of the foregoing.

                  (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

                  (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

                  (h) change any of its methods of accounting in effect at December 31, 2003, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2003, except as may be required by Law or GAAP;

                  (i) subject to Section 4.01(j), change any lending, investment, liability management, or other material policies concerning the business or operations of the Company or any of the Company Subsidiaries in any material respect; organize any new Company Subsidiaries or enter into any new non-banking line of business, whether or not permissible under applicable Law; or make any material changes in its operations;

                  (j) (i) incur or assume any material obligation or liability (except deposit liabilities in the ordinary course of business), including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture, or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned," or any comparable classifications by the Company or any of the Company Subsidiaries, or banking regulators and not including any loans made in accordance with Section 4.01(j) and 4.01(h)) or investment (including U.S. Treasury Securities) (excluding investments made in accordance with Section 4.01(g)) in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000); (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingent, or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge, or grant a security interest in any of its material assets or allow to exist any material lien thereon, except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or any of the Company Subsidiaries and (B) as may be required under existing agreements to which the Company or any of the Company Subsidiaries is a party; (iv) acquire assets (including equipment) or securities in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (excluding loans to customers and investments permitted in (i) above); (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind, for any amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or in any manner which would restrict in any material respect the operations or business of the Company or any of the Company Subsidiaries (excluding matters relating to assessments by the Wisconsin Department of Revenue relating to the income or reallocation of income of a Nevada entity, which are addressed in
Section 4.01(o) and 4.02(o)); (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding investments made in accordance with Section 4.01(g)); or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company, or
(x) incur or pay legal and accounting fees in connection with the transaction contemplated hereby in excess of an aggregate of the budget discussed and investment banking fees in connection with the transaction contemplated hereby in excess of the amount determined pursuant to the engagement letter dated March 16, 2004 between the Company and Sandler O'Neill & Partners, L.P.;

                  (k) for any plan year, depending on the applicable plan, accrue for, contribute to or pay through any Pension Plan, Welfare Plan, or Fringe Benefit Plan an amount (determined as a percentage of compensation paid to participants), larger than the amount contributed to such plan for the previous plan year of such plan (determined as a percentage of compensation paid to participants) unless (i) such amount does not exceed $500,000 in the aggregate with respect to all plans during any twelve month period; or (ii) as required by law; provided, however, that in no event may any change other than as required by law be made to the terms of any such plan (including, but not limited to, changes to eligibility or benefit levels);

                  (l) effect a change, directly or indirectly, or enter into any agreement directly or indirectly, which would result in a change in any insurance policy or benefit, including, but not limited to, entering into or purchasing any new insurance policies (except as allowed in Section 4.02(j)(viii)), disposing of any insurance policies, changing the nature or scope of any interest in any existing policies, or making additional contributions to any insurance policy, except as required to keep the policy in force; provided, however, that nothing contained herein shall prevent the Company or any of the Company Subsidiaries from renewing or replacing as they expire any existing coverage relating to their normal operations on substantially similar terms as current coverage (except for required premium increases), or from purchasing additional insurance coverages relating to cyber coverage;

                  (m) enter into any transaction or relationship described in
Section 2.21(a);

                  (n) amend, modify, renegotiate, or change any agreement, contract, commitment, obligation, or other instrument to which the Company or any of the Company Subsidiaries is a party or is otherwise bound and which is material to the Company or any of the Company Subsidiaries, individually or when taken as a whole;

                  (o) pay any assessment by the Wisconsin Department of Revenue, or enter into any agreement, substantive discussions, negotiations, settlement or compromise, relating to the income or reallocation to the Company or any Company Subsidiary of income of a Nevada entity; or

                  (p) agree in writing or otherwise to do any of the foregoing.

         SECTION 4.03. Access and Information.

                  (a) Prior to the Effective Time and upon reasonable notice and without unreasonable disruption to the business carried on by the Company or the Company Subsidiaries, the Company shall (and shall cause the Company Subsidiaries to) afford to Associated's officers, employees, accountants, legal counsel, and other representatives access, during normal business hours, to all its properties, books, contracts, commitments, and records (other than the portion of Company board of director minutes which discuss this or any other merger proposals or Competing Transactions). Prior to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly to Associated (i) a copy of each Company Bank Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, the HOLA, any other federal or state banking laws, or any other applicable laws promptly after such documents are available; (ii) a copy of each Company SEC Report filed by it or received by it after the date of this Agreement; and (iii) the monthly consolidated financial statements of the Company and the Company Subsidiaries.

                  (b) Any information provided to Associated by the Company or any of the Company Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government authority or agency, which disclosure shall be treated by Associated as if it were disclosing its own information and limited to the minimum amount of information required to be disclosed. Upon any termination of this Agreement pursuant to Article VIII hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

         SECTION 4.04. Affiliates and Tax Treatment. Concurrent with the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04, acknowledging and agreeing to such restrictions. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 4.05.  Expenses.

                  (a) Except as provided in Section 8.02, below, all Expenses (as defined below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same.

                  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, and execution of this Agreement, the solicitation of shareholder approvals, and all other matters related to the closing of the transactions contemplated hereby.

         SECTION 4.06. Delivery of Shareholder List. The Company shall deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.

         SECTION 4.07. Employee Benefits. The Company will continue all Employee Benefit Plans currently sponsored or maintained by the Company as set forth below. Employees of the Company and the Company Subsidiaries will continue to be covered under the Employee Benefit Plans from the signing of this Agreement until such time as Associated shall determine that is on or after the later of December 31, 2004 or the Effective Time, but no event more than 180 days after the Effective Time, at which time they will begin participation in Associated's benefit programs. For purposes of this Section 4.07, the "Company" shall include the Company, the Company Subsidiaries, and all members of any controlled group of corporations (within the meaning of Code section 414(b)), any controlled group of trades or businesses (within the meaning of Code section 414(c)), and any affiliated service group (within the meaning of Code section 414(m)) of which the Company or any of the Company Subsidiaries is a member.

                  (a) Savings Investment Plan (the "401(k) Plan"). The Company will make all amendments to the 401(k) Plan as required by law. The Company will continue to permit participant elective deferrals and to make and accrue matching and profit sharing contributions to the 401(k) Plan until such time as Associated shall determine that is on or after the later of December 31, 2004 or the Effective Time, but in no event more than 180 days after the Effective Time (the "401(k) Plan Benefit Conversion Date"). At Associated's option, the 401(k) Plan may be merged into the Associated Banc-Corp 401(k) Profit Sharing and Employee Stock Ownership Plan (the "Associated 401(k) Plan"). Effective the 401(k) Plan Benefit Conversion Date, if the plans are merged, employees participating in the 401(k) Plan will begin participating in the Associated 401(k) Plan.

                  (b) Employee Stock Ownership Plan (the "ESOP"). The Company will make all amendments to the ESOP as required by law. The Company will continue to make company contributions to the ESOP until such time as Associated shall determine that is on or after the later of December 31, 2004 or the Effective Time, but in no event more than 180 days after the Effective Time (the "ESOP Benefit Conversion Date"). At Associated's option, the ESOP may be merged into the Associated 401(k) Plan. Effective the ESOP Benefit Conversion Date, if the plans are merged, employees participating in the ESOP will begin participating in the Associated 401(k) Plan.

                  (c) Pension Plan (the "Pension Plan"). The Company will make all amendments to the Pension Plan as required by law. The Company will continue to make contributions to the Pension Plan and permit benefit accruals to Pension Plan participants (other than Frozen Participants as defined in the Pension
Plan) until such time as Associated shall determine that is on or after the later of December 31, 2004 or the Effective Time, but in no event more than 180 days after the Effective Time (the "Pension Plan Benefit Conversion Date"). At Associated's option, the Pension Plan may be merged into the Associated Banc-Corp Retirement Account Plan (the "Associated Retirement Plan"). Effective the Pension Plan Benefit Conversion Date, if the plans are merged, employees participating in the Pension Plan (including Frozen Participants) will begin participating in the Associated Retirement Plan.

                  (d) Work Force Plan (the "Work Force Plan"). Prior to the Effective Time, the Company will amend the Work Force Plan, a copy of which plan, as it shall be amended, is attached hereto as Exhibit 4.07(d), and will continue the Work Force Plan as so amended and comply with the Work Force Plan's terms. The Company will extend the Work Force Plan for 18 months following the Effective Time, and will continue to comply with the terms of the Work Force Plan for 18 months following the Effective Time. Thereafter, the Company's employees, subject to and in accordance with the terms thereof, shall be eligible for the Associated Banc-Corp Work Force Management Plan only.

                  (e) Company Medical Plan and Company Group Dental Plan (the "Health Plan") and Company Flexible Benefit Plan (the "Flexible Plan"). The Company will continue to sponsor and maintain the Health Plan and the Flexible Plan as in existence on the date hereof until, with respect to each such plan, such time as Associated shall determine that is on or after the later of December 31, 2004 or the Effective Time, but no event more than 180 days after the Effective Time (the "Health Plan Benefit Conversion Date" or "Flexible Plan Benefit Conversion Date," respectively). Thereafter, the Company's eligible employees will be eligible to participate in Associated's health, dental, and flexible benefit plans. The Company will continue coverage of existing participants receiving continuation coverage pursuant to Part 6 of ERISA. The Company will offer continuation coverage as limited by Part 6 of ERISA to any Company employees who terminate employment (or experience any other "Qualifying Event" as defined in ERISA section 603) with the Company, as required by the agreements identified in Schedule 2.10. Switching from the Health Plan and Flexible Plan to Associated's health program and flexible benefits plan as of the Health Plan Benefit Conversion Date and Flexible Plan Benefit Conversion Date, respectively, will not constitute a "Qualifying Event" as defined in ERISA section 603.

                  (f) The Company Equity Incentive Plans (the "Equity Incentive Plans"). With respect to any Company Stock Options under the Equity Incentive Plans that are exercised by Equity Incentive Plan participants from the date of this Agreement to the Effective Time, the Company will report for tax purposes (including the filing of Internal Revenue Service forms W-2 or similar forms) the value of the stock at the time of exercise (which value is the fair market value of a share of Company Common Stock on the date of exercise less the exercise price of the Company Stock Option) times the number of Company Stock Options exercised. Under the Equity Incentive Plans, Company Stock Options held by participants will become fully vested as of the Effective Time, and all Company Stock Options issued under the Equity Incentive Plans shall be converted pursuant to Section 1.10. With respect to any restricted stock outstanding under the Equity Incentive Plans, interests in Company Common Stock held by participants will become fully vested as of the Effective Time, and all Company Common Stock issued under the Equity Incentive Plans shall be converted pursuant to Section 1.06.

                  (g) Retiree Health Continuation. Associated will provide, in a manner determined by Associated, retiree health coverage to the (i) former employees of the Company and the Company Subsidiaries eligible for the same who are listed on Exhibit 4.07(g)(i) and (ii) current employees of the Company and the Company Subsidiaries listed on Exhibit 4.07(g)(ii) who as of December 31, 2004 are 55 years of age or older and have 20 years of service or more and whose employment is terminated by Associated or any of its subsidiaries without cause within 18 months after the Effective Time, in each case pursuant to the terms of the Company's retiree health program as in effect at the signing of this Agreement.

                  (h) Integration of Benefits. Except as otherwise provided in this Agreement, the Company agrees that Associated shall have complete and total discretion with respect to when and how current benefits for Company employees will be integrated with the employee benefit programs offered by Associated and what steps shall be taken with respect to the Company's Employee Benefit Plans. The Company agrees not to increase any benefits under an Employee Benefit Plan and not to communicate any such increase to participants without the prior written approval of Associated. The Company agrees to cooperate fully with respect to continuing all coverage and integrating the Company's Employee Benefit Plans with Associated's benefit programs.

                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

         SECTION 5.01. Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise specifically set forth in this Agreement, it will and it will cause each Associated Subsidiary to:

                  (a) operate its business only in the usual, regular, and ordinary course consistent with past practices and maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial statements applied on a consistent basis;

                  (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, and insofar as reasonably can be foreseen in the future will not have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, within the period beginning with the Effective Date hereof and ending twelve
(12) months thereafter;

                  (c) use its best efforts to comply in a timely manner with all applicable requirements of the Securities Act, the Exchange Act, SOX, state securities laws, and the rules and regulations thereunder, and all applicable listing and corporate governance requirements of NASDAQ;

                  (d) notify the Company upon commencement of any investigation regarding, or upon receipt by Associated of any allegation of, any possible violation by Associated, any Associated Subsidiary, or any director, officer, employee, or affiliate of Associated or any Associated Subsidiary of (i) applicable Law, (ii) the listing standards of NASDAQ, or (iii) any code of conduct or ethics applicable to any directors, officers, or employees of Associated or any Associated Subsidiary and take all reasonable actions in the conduct of any such investigation or the response to any such allegations;

                  (e) not declare or pay any extraordinary or special cash or preferred stock dividends or special cash or preferred stock distributions with respect to the Associated Common Stock;

                  (f) not propose or adopt any amendments to its Articles of Incorporation or Bylaws in any way materially adverse to the Company, except as disclosed in the filed Associated SEC Reports; and

                  (g) will remain "well-capitalized" under applicable regulatory capital guidelines.

         SECTION 5.02. Access and Information.

                  (a) Prior to the Effective Time and upon reasonable notice and without unreasonable disruption to the business carried on by Associated or the Associated Subsidiaries, Associated shall (and shall cause the Associated Subsidiaries to) afford to the Company's officers, employees, accountants, legal counsel, and other representatives access, during normal business hours, to all its properties, books, contracts, commitments, and records (other than the portion of Associated board of director minutes which discuss this Merger). After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause the Associated Subsidiaries to) furnish promptly to the Company (i) a copy of each Associated Bank Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws, or any other applicable laws promptly after such documents are available; (ii) a copy of each Associated SEC Report filed by it or received by it; and (iii) all other information concerning the business, properties, and personnel of Associated or Associated Subsidiaries as the Company may reasonably request.

                  (b) Any information provided to the Company by Associated, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency, which disclosure shall be treated by the Company as if it were disclosing its own information and limited to the minimum amount of information required to be disclosed. Upon any termination of this Agreement pursuant to Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Associated in connection herewith.

         SECTION 5.03. Tax Treatment. Associated will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 5.04. Charitable Contributions. Associated hereby agrees to maintain a minimum level of charitable giving comparable to that of the Company (such level to be determined as the average of charitable gifts for the years 2001, 2002, and 2003) in the La Crosse, Wisconsin community for a period of three (3) years from the Effective Time of the Merger.

         SECTION 5.05. SEC Filings. The Surviving Corporation shall make all filings with the SEC that are described in subsection (c) of Rule 144 under the Securities Act for a period of two years following the effective time.

         SECTION 5.06. Stock Exchange Listing. Prior to the Effective Time, the Surviving Corporation shall cause the shares of Associated Common Stock to be issued in the Merger to be approved for listing on NASDAQ if this Agreement and the Merger are approved by the Company's shareholders.

         SECTION 5.07. Nomination of Director. In recognition of the importance of maintaining representation on the Board of Directors of the Surviving Corporation from the geographic area served by the Company prior to the Merger, the Nominating Committee of the Board of Directors of the Surviving Corporation will nominate for election to a full three-year term at the annual meeting of Associated's shareholders in 2006 the independent director appointed to the Board of Directors of the Surviving Corporation pursuant to Section 1.05 unless the members of the Nominating Committee determine in good faith that they should not nominate such director consistent with their fiduciary duties under Wisconsin Law or unless such director is no longer an independent director (as defined by NASDAQ).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated, in cooperation with the Company, shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus and proxy materials contained therein are defined as the "Proxy Statement/Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence) and relating to the submission of the Merger to the shareholders of the Company for their approval, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company and the Subsidiaries required to be set forth in the Registration Statement, and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Associated shall include in the Registration Statement and the Proxy Statement/Prospectus all information concerning Associated and the Associated Subsidiaries required to be set forth therein and will provide the Company and its counsel the opportunity to review and approve such information. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such incorrect or incomplete information. As promptly as practicable after receipt of applicable regulatory approvals (although such mailing may occur prior to expiration of any post-approval waiting period) and the effectiveness of the Registration Statement, the Company will mail to its shareholders (a) a notice of the Meeting and the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company and the Company Subsidiaries shall furnish all information concerning the Company and the Company Subsidiaries, and the holders of the Company Common Stock and other assistance as Associated may reasonably request in connection with such action.

         SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall, unless the Board of Directors of the Company, after consultation with and based upon the written advice of independent counsel, determines in good faith that the Board of Directors is prevented from taking such actions to comply with its fiduciary duties to its shareholders imposed by Wisconsin Law: (a) cause a meeting of the Company's shareholders to be duly called and held as soon as practicable following receipt of applicable regulatory approvals and the effectiveness of the Registration Statement to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, unless Associated withholds its consent as referred to in Section 7.02(o) (b) submit this Agreement to the Company's shareholders together with a unanimous recommendation for approval by the Board of Directors of the Company, (c) solicit the approval thereof by the Company's shareholders by mailing or delivering to each shareholder the Prospectus/Proxy Statement, and (d) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders.

         SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations, or orders required under Law (including, without limitation, all foreign and domestic (federal, state, and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws, and (iii) any other applicable Law; provided, that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action. The Company will use its best efforts to assist with the execution by each executive officer of the Company listed on Exhibit 7.02(u), as of the date of the Effective Time, and delivery to Associated of each of the Executive Agreements (as defined in Section 7.02(u)) in accordance with the terms set forth on Exhibit 7.02(u). Subject to the satisfaction of the other conditions in
Section 7.01 and Section 7.02, Associated will execute, as of the date of the Effective Time, and deliver to the applicable executive officers of the Company listed on Exhibit 7.02(u) each of the Executive Agreements applicable to such Executive Officer (as defined in Section 7.02(u)) applicable to such Executive Officer in accordance with the terms set forth on Exhibit 7.02(u).

         SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

         SECTION 6.06. Environmental Matters.

                  Associated may elect to engage an environmental consultant (who shall be mutually agreed upon by Associated and the Company) (the "Environmental Consultant") to conduct a preliminary environmental assessment ("Phase I") of all or any of the parcels of Company Property. The fees and expenses of the Environmental Consultant with respect to the Phase I assessments shall be paid by Associated. The Company shall fully cooperate with Associated to provide the Environmental Consultant reasonable access to all Company Property. The Environmental Consultant shall complete and deliver the Phase I assessment reports no later than sixty (60) days after the date of this Agreement. If any environmental conditions are reported, indicated or suspected by the consultant in the Phase I reports which are or may be contrary to the representations and warranties of the Company set forth herein (the "Environmental Conditions"), without regard to any knowledge qualifiers, then the Environmental Consultant may be engaged to estimate the cost of any environmental investigation that may be reasonably appropriate to address the Environmental Conditions. Upon completion of the environmental investigation, the Environmental Consultant shall estimate the cost of any further environmental investigation, remediation or response activity that may be reasonably appropriate to address the Environmental Conditions to the point of closure/no further action. Associated shall be responsible for the cost of any investigation it elects to conduct beyond the cost of the Phase I assessments. The Company shall be responsible for the costs of any required remediation or response activities.

         SECTION 6.07. Employee Benefits. As of the Effective Time, the employees of the Company and each of the Company Subsidiaries (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable Law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company Employee for any period of time. To the extent any employee benefit plan, program, or policy of Associated or Associated Subsidiaries is made available to the employees of the Surviving Corporation:
(i) service with the Company (or any Company Subsidiaries) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting, and benefit levels (but not benefit accruals), and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Associated shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the date such employees become eligible for benefits under such Associated plans.

         SECTION 6.08. Associated Advisory Boards. Each director of the Company as of the Effective Time that is not appointed to the Surviving Corporation's Board of Directors pursuant to Section 1.05 shall be appointed as of the Effective Time to one of the advisory boards of

Associated, to serve for a period of one year from the Effective Time, in each case only to the extent that such director is willing to serve on such advisory board.

         SECTION 6.09. Certain Benefits of Company Directors. Following the Effective Time, Associated shall maintain, fund and continue in effect without revision adverse to a beneficiary under such plan or program, the Company's Director Deferred Compensation Plan described on Exhibit 6.09, the Emeritus Director Program described on Exhibit 6.09 (under which all benefits shall continue be paid to former directors of the Company and directors of the Company as of the date of this Agreement as if the retirement date of each such current director from the Board of Directors of the Company is the later of the Effective Time or the date on which such director ceases to serve on the advisory board to which such director is appointed pursuant to Section 6.10), and the supplemental executive retirement plan benefit for one of the Company's directors as described on Exhibit 6.09.

         SECTION 6.10. Severance Benefits for Company Employees. Associated agrees to provide severance benefits set forth on Exhibit 4.07(d) to any Company Employee who is notified within 18 months after the Effective Time that his or her employment is being terminated. Associated shall provide severance benefits thereafter to any Company Employee in accordance with Associated's written severance policy on the same terms as similarly situated employees of Associated and Associated Subsidiaries. In any event, any such severance pay also shall include accrued vacation pay, including vacation pay accrued prior to the Effective Time in accordance with the Company's policy and vacation pay accrued after the Effective Time in accordance with Associated's policy.

         SECTION 6.11. Directors' and Officers' Indemnification and Insurance.

                  (a) Associated and the Company shall cooperate, using commercially reasonable efforts, to purchase and maintain in effect, one or more so called "tail" or "run-off" directors and officers liability insurance policies with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time ("D&O Coverage"). Such D&O Coverage shall have a maximum premium of 250% of last year's annual premium for the Company's existing directors and officers liability insurance policy (the "Premium Limit"), an aggregate coverage limit over the term of such policy in an amount as near as possible to the aggregate annual coverage limit under the Company's existing directors' and officers' liability insurance policy, with a term of up to six (6) years and shall also be as near as possible in all other material respects to such existing policy; provided, however, that if the premium for six years of D&O Coverage on such terms will exceed the Premium Limit, the Company may, with the approval of Associated, modify the term or coverage amounts so long as the premium does not exceed the Premium Limit. Notwithstanding the foregoing, the Surviving Corporation, if it so elects in its sole discretion, may purchase the aforesaid coverages for a period longer than six (6) years or at a cost in excess of the Premium Limit.

                  (b) In the event Associated or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Associated or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                  (c) Associated will indemnify directors and officers of the Company and Company Subsidiaries to the full extent permissible under the Company's Articles of Incorporation, Bylaws or Wisconsin Law.

                  (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         SECTION 6.12. 2004 Accrued Bonus. Associated agrees to pay (or to allow the Company or the Company Subsidiaries to pay immediately prior to closing) the amount of any performance bonus accrued by the Company or the Company Subsidiaries during the 2004 calendar year, in accordance with the Company's past practices. Such bonus shall be prorated, based on performance through the end of the last full calendar month immediately preceding the month in which the Effective Time occurs; provided that if the Effective Time occurs as of the last day of a month, the month in which the Effective Time occurs shall be included in the proration. Such bonus shall be paid whether by the Company or the Company Subsidiaries or Associated, at the time and in the manner dictated by the Company's past practice and shall be made only in accordance with the terms, provisions, formulas and targets established prior to the date of this Agreement that are consistent with the Company's past practice.

         SECTION 6.13. Stay Bonuses. Associated and the Company shall cooperate in good faith to establish and agree upon payment of appropriate stay bonuses for key personnel of the Company or the Company Subsidiaries (other than those Company executive officers covered by employment agreements) where the Company and Associated believe the continued employment of the person or persons in question through the Effective Time is necessary to maintain the effectiveness of the Company's and the Company Subsidiaries' continuing operations and/or to the integration of the businesses of the Company and Associated


                                   ARTICLE VII

                              CONDITIONS OF MERGER

         SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to pay Cash Consideration and issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

                  (b) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                  (c) Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, the Wisconsin Department of Financial Institutions, and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                  (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect restricting, preventing, or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all respects as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent such representations and warranties specifically reference an earlier date); provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company; but provided further that solely for purposes of this clause, any such representations or warranties which are by their terms qualified or limited by the concept of "Material Adverse Effect" or any other standard of materiality shall be deemed not to be so limited or qualified.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

                  (d) No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock for Cash Consideration and/or Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Associated or Associated Subsidiaries of all or any portion of the business or assets of the Company or any of the Company Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or Associated.

                  (e) Opinion of Counsel. Associated shall have received from Michael Best & Friedrich LLP or other independent counsel for the Company reasonably satisfactory to Associated, an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Exhibit 7.02(e) hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

                  (f) Tax Opinion. Associated shall have received from Reinhart Boerner Van Deuren s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                           [a] the Merger will qualify as a reorganization
                  within the meaning of section 368(a)(1)(A) of the Code;

                           [b] the Company and Associated will each be party to
                  a reorganization within the meaning of Section 368(b) of the Code;

                           [c] no gain or loss will be recognized by any
                  shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a Fractional Share (if any) or Cash Consideration paid to such shareholder); and

                           [d] the basis of Associated Common Stock received by
                  the shareholders of the Company pursuant to the Merger will be the same as that of the Company Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

                  (g) Affiliate Agreements. Concurrently with the execution and delivery of this Agreement, Associated shall have received from each person who is identified in the affiliate letter pursuant to Section 4.04 as an "affiliate" of the Company, a signed affiliate agreement in the form attached hereto as
Exhibit 4.04.

                  (h) Burdensome Condition. There shall not be any action taken or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company, Company Subsidiaries,

Associated or Associated Subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (i) Fractional Shares. The aggregate of the Fractional Share interests to be paid in cash pursuant to Section 1.07(f) of this Agreement shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

                  (j) Voting Agreement. Concurrently with the execution and delivery of this Agreement, Associated and certain shareholders of the Company shall have executed and delivered the Voting Agreement in the form of Exhibit 7.02(j).

                  (k) Community Reinvestment Act. The Bank shall have provided to Associated evidence that the Bank has achieved a satisfactory rating and performance under the Community Reinvestment Act.

                  (l) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on the Company, and (ii) no condition, event, fact, circumstances, or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on the Company.

                  (m) SEC Certifications. The Company SEC Reports filed by the Company after the date of this Agreement shall contain all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act and (ii) 18 U.S.C. Section 1350 (Section 906 of SOX), in the form required by the SOX, the Exchange Act, and the rules and regulations thereunder, without any qualifications, exceptions, or limitations with respect thereto.

                  (n) Internal Control Over Financial Reporting. Associated's due diligence review shall not have found (a) any significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize, or report financial information in accordance with GAAP or (b) any failure of the Company's internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting or the preparation of financial statements in accordance with GAAP.

                  (o) Fairness Opinion. The Fairness Opinion shall not have been amended modified, or withdrawn in any manner without the written consent of Associated, and the Fairness Opinion, together with a summary thereof in accordance with the applicable rules of the SEC, shall have been included in the Proxy Statement/Prospectus in a form reasonably satisfactory to Associated.

                  (p) Compliance with Securities Laws. None of the Company, any of the Company Subsidiaries, or any director, officer, or affiliate of the Company or any of the Company Subsidiaries shall have violated in any material respect, and no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy shall be pending or threatened alleging any material violation by the Company, any of the Company Subsidiaries, or any director, officer, or affiliate of the Company or any of the Company Subsidiaries of the Securities Act, the Exchange Act, SOX, any state securities law or any rules or regulations thereunder, or any listing or corporate governance requirement of NASDAQ, that may reasonably be expected to have or result in a Material Adverse Effect on the Company.

                  (q) Compliance with Certain Covenants. The Company shall have performed or complied in all respects with its covenants in Section 4.01 and 4.02.

                  (r) Limit on Shares Exchanged. The total amount of shares of Associated Common Stock to be issued in the Merger, including shares of Associated Common Stock subject to any New Option or other option, warrant, convertible security or other right to purchase or acquire shares of Company Common Stock outstanding immediately prior to the Effective Time, shall not exceed 20% of the issued and outstanding shares of Associated Common Stock on the date of this Agreement. As a result, Associated shall not be required to seek shareholder approval of the Merger.

                  (s) Environmental Report. Associated shall not have received from the Environmental Consultant pursuant to Section 6.06, within 120 days after the date of this Agreement, a written environmental evaluation of the Company's Property evidencing that:

                           (i) capital improvements in excess of $3,000,000,
individually or in the aggregate, are reasonably required to maintain compliance with all Environmental Laws; or

                           (ii) there are contingent liabilities in excess of
$3,000,000, individually or in the aggregate, affecting the Company's Property arising under Environmental Laws or under Environmental Permits.

                  (t) Closing Certificate. Associated shall have received a certificate of the Chief Executive Officer of the Company, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.02(t).

                  (u) Executive Agreements. Each executive officer of the Company listed on Exhibit 7.02(u) shall have entered into an employment or consulting agreement, a non-competition agreement and a separation agreement and general release (collectively, the "Executive Agreements"), in each case in substantially the form attached as Exhibit 7.02(u) hereto for the applicable executive officer, and each such executive officer shall have terminated as of the Effective Time all other employment or other compensation arrangements or agreements except to the extent specifically preserved in the Executive Agreement for such executive officer; provided, however, that this condition shall be deemed to be satisfied as to any executive officer who does not enter into all of the Executive Agreements applicable to that executive officer if, prior to the Effective Time, the Company terminates that executive officer's employment in accordance with Section 5 of the executive services and settlement agreement for such executive officer in the form attached as Exhibit 7.02(u) hereto.

         SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all respects as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on the Effective Time (except to the extent such representations and warranties specifically reference an earlier date); provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Associated.

                  (b) Agreements and Covenants. Associated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

                  (d) No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock for Cash Consideration and/or Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Associated or Associated Subsidiaries of all or any portion of the business or assets of the Company or any of the Company Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or Associated.

                  (e) Opinion of Counsel. The Company shall have received from Reinhart Boerner Van Deuren s.c., or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03(e), which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

                  (f) Tax Opinion. The Company shall have received from Reinhart Boerner Van Deuren s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                           [a] the Merger will qualify as a reorganization
                  within the meaning of section 368(a)(1)(A) of the Code;

                           [b] the Company and Associated will each be party to
                  a reorganization within the meaning of Section 368(b) of the Code;

                           [c] no gain or loss will be recognized by any
                  shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a Fractional Share (if any) or Cash Consideration paid to such shareholder); and

                           [d] the basis of the Associated Common Stock received
                  by the shareholders of the Company pursuant to the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefore, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

                  (g) Burdensome Condition. There shall not be any action taken or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company, the Company Subsidiaries, Associated or the Associated Subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (h) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on Associated, and (ii) no condition, event, fact, circumstances, or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on Associated.

                  (i) SEC Certifications. The Associated SEC Reports filed after the date of this Agreement shall contain all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act and (ii) 18 U.S.C.
Section 1350 (Section 906 of SOX), in the form required by the SOX, the Exchange Act, and the rules and regulations thereunder, without any qualifications, exceptions, or limitations with respect thereto.

                   (j) Compliance with Securities Laws. None of Associated, any of the Associated Subsidiaries, or any director, officer, or affiliate of Associated or any of the Associated Subsidiaries shall have violated in any material respect, and no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy shall be pending or threatened alleging any material violation by Associated, any of the Associated Subsidiaries, or any director, officer, or affiliate of Associated or any of the Associated Subsidiaries of the Securities Act, the Exchange Act, SOX, any state securities law or any rules or regulations thereunder, or any listing or corporate governance requirement of NASDAQ, that may reasonably be expected to have or result in a Material Adverse Effect on Associated.

                  (k) Closing Certificate. The Company shall have received a certificate of the Chief Executive Officer of Associated, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.03(k).

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination.

                  (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                           (i) by mutual written consent of Associated and the
                  Company;

                           (ii) by the Company or Associated (A) if there has
                  been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant, or agreement set forth in this Agreement on the part of the nonterminating party, or (B) if any representation or warranty of the nonterminating party shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 15 business days or which breach by its nature cannot be cured prior to the Effective Time; provided, however, that neither the Company nor Associated shall have the right to terminate this Agreement pursuant to this Section 8.01(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.02(a) (in the case of a breach of a representation or warranty by the Company) or
                  Section 7.03(a) (in the case of a breach of a representation or warranty by Associated); and provided further that this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                           (iii) by either Associated or the Company if any
                  permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

                           (iv) by either Associated or the Company if the
                  Merger shall not have been consummated before December 31, 2004 (the "Expiration Date") (provided that the Expiration Date shall be automatically extended to April 30, 2005 if the Merger shall not have been consummated by December 31, 2004 solely due to either or both of (A) the failure of the SEC to clear and declare effective the Registration Statement to permit mailing of the Proxy Statement/Prospectus to the Company's shareholders a sufficient time prior to December 31, 2004 or (B) the receipt of all required governmental approvals and the expiration of all related waiting periods shall not have occurred a sufficient time prior to December 31, 2004), for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                           (v) by either Associated or the Company if the
                  Federal Reserve Board, the OTS or the Wisconsin Department of Financial Institutions has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable Law;

                           (vi) by Associated, if all of the conditions set
                  forth in Section 7.02 are not satisfied on or before the Expiration Date;

                           (vii) by the Company, if all of the conditions set
                  forth in Section 7.03 are not satisfied on or before the Expiration Date;

                           (viii) by either Associated or the Company if all of
                  the conditions set forth in Section 7.01 are not satisfied on or before the Expiration Date, for a reason other than the failure of the terminating party to comply with its obligations in this Agreement;

                           (ix) by Associated if the Company's Board of
                  Directors (x) withdraws or modifies in a manner adverse to Associated its recommendation or approval with respect to this Agreement or the Merger, (y) makes any recommendation with respect to a Competing Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Competing Transaction, or (z) takes any action prohibited by
                  Section 4.02(e);

                           (x) by Associated if, prior to the Effective Time, a
                  Competing Transaction occurs or the Company enters into any agreement to engage in a Competing Transaction;

                           (xi) by Associated if the Company fails to take the
                  actions provided in Section 6.02 (either in breach of such Section or pursuant to the exception related to its fiduciary duties provided in such Section); or

                           (xii) by the Company if both [a] the Associated
                  Average Price (as defined below) is less than 85% of the Associated Closing Price, and [b] the number obtained by dividing the Associated Average Price by the Associated Closing Price is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .15 from such quotient. If the Company makes an election to terminate this Agreement under this Section 8.01(a)(xii), the Company shall, on or before the end of the second business day after the end of the Calculation Period (as defined below), give ten days' written notice thereof to Associated. If, during the seven-day period commencing with its receipt of such notice, Associated proposes, by notice in writing to the Company, that the Exchange Ratio shall be adjusted to equal (A) the product of Associated Closing Price multiplied by the Exchange Ratio in effect prior to such adjustment, divided by (B) the Associated Average Price (carried out to five decimal places and rounded up if the sixth decimal price is five or greater), the Company may in its sole discretion give Associated notice of acceptance of such proposal within five (5) business days of receipt thereof, in which case no termination shall have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

         For purposes of this Section 8.01(a)(xi):

                                    The "Associated Average Price" shall mean
                  the average of the daily closing prices of a share of Associated Common Stock during the Calculation Period as quoted on NASDAQ.

                                    The "Associated Closing Price" shall mean
                  the closing price of Associated Common Stock on the date of this Agreement as quoted by NASDAQ.

                                    The "Calculation Period" shall mean the ten
                  consecutive trading days ending (i) on the third trading day prior to the day on which the Effective Time is to occur in accordance with the mutual agreement of the Company and Associated or, (ii) if the Company and Associated do not agree on the day on which the Effective Time is to occur, on the third trading day prior to the day on which the thirty day period described in Section 1.02 expires.

                                    The "Final Index Price" shall mean the
                  average of the Final Prices for all of the companies comprising the Index Group.

                                    The "Final Price" of any company belonging
                  to the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such stock is principally traded, during the Calculation Period.

                                       The "Index Group" shall mean all of those
                  companies listed on Exhibit 8.01 hereto the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquirer's market capitalization or for such company to be acquired.

                                       The "Initial Index Price" shall mean the
                  average of the per share closing prices on the date of this Agreement, of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or the exchange on which such common stock is principally traded.

                                    If Associated or any company belonging to
                  the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement, and the end of the Calculation Period, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

                  (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination.

         SECTION 8.02. Effect of Termination.

                  (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses, except as provided in Section 4.05 above, and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

                  (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

                  (c) Anything to the contrary notwithstanding, if (i) this Agreement is terminated by Associated pursuant to Section 8.01(a) (ix)(y),
(ix)(z), or (x), (ii) a proposal for a Competing Transaction is received by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney or other representative retained by the Company or any of the Company Subsidiaries or is offered, presented, proposed or announced to the Company, any of its officers, directors or employees or any investment banker, financial advisor, attorney or other representative retained by the Company or any of the Company Subsidiaries and thereafter this Agreement and the Merger are not approved by the Company's shareholders and a Competing Transaction is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction within 18 months after the termination of this Agreement, or (iii) this Agreement is terminated by Associated pursuant to Section 8.01(a)(ii) or (xi), this Agreement is terminated by the Company otherwise than in accordance with its right to do so under
Section 8.01 or the Company fails to consummate the Merger in breach of its obligations under this Agreement to do so and in each such case a proposal for a Competing Transaction was received by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney or other representative retained by the Company or any of the Company Subsidiaries or was offered, presented, proposed or announced to the Company, any of its officers, directors or employees or any investment banker, financial advisor, attorney or other representative retained by the Company or any of the

Company Subsidiaries or the Company's shareholders on or prior to the date of such termination or breach, and a Competing Transaction is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction within 18 months after the termination of this Agreement, then in each such case Associated shall suffer direct and substantial damages, which damages cannot be determined with certainty, and to compensate Associated for such damages the Company shall pay Associated the amount of Twenty Million Dollars ($20,000,000). If such amount becomes payable, the Company shall make payment within two business days after termination of this Agreement in the case of the occurrence of any event described in clause (i) above and within two business days after a Competing Transaction is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction in the case of the occurrence of any event described in clause (ii) or (iii) above.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties, and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and IX and Sections 4.07, 5.04, 5.05, 5.07, 6.07, 6.08, 6.09, 6.10, and 6.11 shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 8.02, and Article IX shall survive termination indefinitely.

         SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change, or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the particular representation and warranty contained in this Agreement specifically referenced by the exception contained in the Disclosure Schedules.

         SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the following address for such party or the date sent by telecopier to the applicable party at the following telecopier number for such party if notice is also delivered by registered or certified mail on or before two (2) business days after delivery by telecopier (or at such other address or telecopier number for a party as shall be specified by like notice):

                  (a)      If to Associated:

                                    Associated Banc-Corp
                                    Attention: Brian R. Bodager, Chief
                                    Administrative Officer,
                                    General Counsel & Corporate Secretary
                                    1200 Hansen Road
                                    Green Bay, WI 54304
                                    Telecopier: (920) 491-7010

                           With a copy to:

                                    Reinhart Boerner Van Deuren s.c.
                                    Attention:  Richard W. Graber, Esq.
                                    1000 North Water Street, Suite 2100
                                    Milwaukee, WI 53202
                                    Telecopier:  (414) 298-8097

                  (b)      If to Company:

                                    First Federal Capital Corp
                                    Attention:  Jack C. Rusch
                                    605 State Street
                                    La Crosse, WI  54602
                                    Telecopier:  (608) 784-8080

                           with a copy to:

                                    Michael Best & Friedrich LLP
                                    Attention:  Chuck Jackson
                                    100 East Wisconsin Avenue, Suite 3300
                                    Milwaukee, WI  53202
                                    Telecopier:  (414) 277-0656

         SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Company Subsidiaries) has, directly or indirectly, an interest of 5% or more;

                  (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of consideration rights, exchange rights, warranties, or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement, or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement, or understanding for the purposes of requiring, holding, voting, or disposing of any Shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                  (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "knowledge" (and terms of similar import) with respect to a party means the actual knowledge of that party;

                  (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity, or group (as defined in Section 13(d) of the Exchange Act); and

                  (g) "subsidiary" means with respect to any person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar interests of which shall at the time be owned by such person, or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, and (iii) any limited partnership of which such person or any of its subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations, or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

         SECTION 9.05. Mitigation and Reimbursement. The Company agrees to cooperate with Associated, and to use its best efforts to cause any "disqualified individuals" with respect to the Company (as defined by Code
Section 280G and the applicable Proposed Treasury Regulations) to cooperate, in restructuring certain agreements, if necessary, to be identified by Associated in order to minimize and/or mitigate the tax consequences of:

                  (a) the potential loss of any tax deductions to the Company and/or Associated with respect to the deductibility of payments pursuant to the identified agreements; and

                  (b) any excise tax imposed on such disqualified individuals.

The provisions of this Section 9.05 shall survive the Effective Time indefinitely.

         SECTION 9.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.08. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto and the Confidentiality Agreement dated March 22, 2004, between the Company and Associated constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of Cash Considerations and shares of Associated Common Stock pursuant to Section 1.06 hereof.


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         SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the right to receive the consideration payable pursuant to Article I, (b) Sections 1.05, 5.07, 6.08, 6.09 and 6.11 (which are intended to be for the benefit of the applicable directors of the Company and may be enforced by such persons, their heirs and/or representatives), (b) Sections 6.07 and 6.10 (which are intended to be for the benefit of the employees of the Company and the Company Subsidiaries and may be enforced by such persons), and (c) Section 5.05 (which is intended to be for the benefit of affiliates of the Company and may be enforced by such persons).

         SECTION 9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement (including, without limitation, the provisions contained in each of Sections 1.05, 1.06, 1.09, 1.10, 4.03(b), 5.02(b), 5.07, 6.07, and 6.11 of this
Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     [Remainder of page intentionally left blank. Signature page to follow.]



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         IN WITNESS WHEREOF, Associated and the Company have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                ASSOCIATED BANC-CORP



                                By:  /s/ Paul S. Beideman
                                Name:  Paul S. Beideman
                                Title: President and Chief Executive Officer


                                FIRST FEDERAL CAPITAL CORP



                                By:  /s/ Jack C. Rusch
                                Name:  Jack C. Rusch
                                Title:  President and Chief Executive Officer



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